Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
ADVENTRX PHARMACEUTICALS, INC.
SRX ACQUISITION CORPORATION
SYNTHRX, INC.
and
MARTIN EMANUELE, AS STOCKHOLDERS’ AGENT
Dated as of February 12, 2011
***
Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

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TABLE OF CONTENTS
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EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Transfer and Voting Agreement
Exhibit C	Certificate of Merger
Exhibit D	Form of Stock Power
Exhibit E	Form of Joint Instructions
Exhibit F	Form of Dr. Hunter Board Observation Rights Letter
Exhibit G	Form of Amendment to Cytrx License Agreement
Exhibit H	Form of Non-Competition and Non-Solicitation Agreement
Exhibit I	Post-Closing Expenditures by Acquiror

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER is made as of February 12, 2011 (the “Agreement Date”) by and among Adventrx Pharmaceuticals, Inc., a Delaware corporation (“Acquiror”), SRX Acquisition Corporation, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Acquiror, SynthRx, Inc., a Delaware corporation (“Target”), and solely with respect to Sections 2 and 8 hereof, Martin Emanuele, a principal stockholder of Target (or his successor) (“Stockholders’ Agent”).
RECITALS
WHEREAS, Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, the boards of directors of Target and Merger Sub have approved the Merger and Acquiror has obtained all requisite approvals of the Merger;
WHEREAS, in connection with the Merger, the outstanding shares of Target’s capital stock at the Effective Time (the “Target Common Stock”) will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions of this Agreement;
WHEREAS, Acquiror will withhold a portion of the Merger Consideration payable to Target Stockholders, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Section 8.1;
WHEREAS, Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger;
WHEREAS, certain funds affiliated with Carl C. Icahn that own shares of Acquiror Common Stock are required to waive their rights to participate under that certain Rights Agreement, dated July 27, 2005, among Purchaser, the Icahn Purchasers and Viking (each as defined therein), in connection with the issuance of the shares of Acquiror Common Stock pursuant to the terms of this Agreement (the “Icahn Waiver”);
WHEREAS, promptly following the execution of this Agreement, but in any event within twenty-four (24) hours thereafter, in order to induce Acquiror and Merger Sub to enter into this Agreement, the Target Stockholders holding at least a majority of the outstanding shares of Target Common Stock shall deliver to Acquiror an executed Action by Written Consent of the Stockholders in a form mutually agreed to by Target and Acquiror (the “Target Written Consent”) adopting, among other things, this Agreement;
WHEREAS, as a condition and inducement for the Acquiror’s willingness to have entered into this Agreement, Target and each Target Stockholder have agreed to enter into that certain Capitalization Agreement to address certain issues related to Target’s capitalization (the “Capitalization Agreement”); and
WHEREAS, it is intended by each of the parties to this Agreement that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code of 1968, as amended from time to time, and any successor thereto (the “Code”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions. As used herein, the following terms shall have the following meanings:
“10-Day VWAP” means the daily volume weighted average of actual closing prices measured in hundredths of cents of Acquiror Common Stock on the Qualified Stock Exchange for the ten consecutive trading days immediately prior to an Applicable Milestone Date (or the Closing Date for purposes of Section 2.6(g)). In the event Acquiror is not then listed on a Qualified Stock Exchange, the “10-Day VWAP” shall be equal to the average of the closing bid price and closing asked price for the ten consecutive trading days immediately prior to an Applicable Milestone Date (or the Closing Date for purposes of Section 2.6(g)) as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted (including the Over-the-Counter Bulletin Board). If there have been no published bid or asked quotations with respect to the Acquiror Common Stock on an Applicable Milestone Date (or the Closing Date for purposes of Section 2.6(g)), the “10-Day VWAP” shall be the value established by the board of directors (the “Board of Directors”) of Acquiror in good faith and, if requested by the Stockholders’ Agent, after considering the analysis of an industry-recognized valuation firm, the cost of which has been borne equally by the Acquiror, on the one hand, and the Target Stockholders, on the other hand, pro rata in accordance with their respective ownership interest in the Acquiror Common Stock at issue.
“Acquiror” shall have the meaning given to such term in the preamble of this Agreement.
“Acquiror Common Stock” means the common stock of Acquiror, par value $0.001 per share.
“Acquiror Indemnified Person” shall have the meaning given to such term in Section 8.2(a)(i).
“Acquiror SEC Reports” means all publicly available forms, reports, statements, certificates and other documents filed since December 31, 2007 by Acquiror with the SEC pursuant to rules promulgated by the SEC under the Exchange Act (excluding any disclosures set forth in any section of a Acquiror SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature).
“Acquisition Proposal” has the meaning set forth in Section 6.2(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Expenditure” shall have the meaning given to such term in the definition of “Exempt Transaction”.
“Agreement” means this Asset Purchase Agreement.
“Agreement Date” shall have the meaning given to such term in the preamble of this Agreement.
“Anniversary” shall have the meaning given to such term in Section 2.7(c).
“Applicable Escrow Amount” shall mean each of the Closing Escrow Amount and the First Milestone Escrow Amount, as the case may be.
“Applicable Milestone” shall mean each of the First Milestone, the Second Milestone and the Third Milestone, as the case may be.
“Applicable Milestone Date” shall mean each of the First Milestone Date, the Second Milestone Date and the Third Milestone Date, as the case may be.
“Applicable Milestone Payment” shall have the meaning given to such term in Section 2.8(a).
“Assets” means all properties, rights, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors, customers or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of a relevant Person.
“Assignment Agreement” shall have the meaning given to such term in Section 3.11(d)(i).
“Authorizations” shall have the meaning given to such term in Section 3.24(a).
“Bankruptcy Exception” shall have the meaning given to such term in Section 3.2.
“Board of Directors” shall have the meaning given to such term in the definition of “10-Day VWAP”.
“Business” means any business formerly conducted or presently conducted by Target but, in any event, shall include the research, development and commercialization of poloxomer products; in particular, purified poloxomer 188 and any poloxomer, as it may be used to diagnose, treat or prevent sickle cell disease or conditions related thereto.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in California are authorized or obligated by applicable Laws or executive order to close or are otherwise generally closed.
“Bylaws” shall mean the bylaws of Target, as amended from time to time.
“Capitalization Agreement” shall have the meaning given to such term in the Recitals.

“Cause” means (i) any significant act of personal dishonesty by Dr. Emanuele in connection with his responsibilities as an employee; (ii) acts or omissions constituting recklessness or willful misconduct on the part of Dr. Emanuele with respect to Dr. Emanuele’s obligations or otherwise relating to the business of Acquiror; (iii) any material breach or continued willful violations by Dr. Emanuele of Dr. Emanuele’s obligations to Acquiror, including under any offer letter, employment agreement, Proprietary Rights and Non-Disclosure Agreement or other agreement by and between Dr. Emanuele and Acquiror (other than this Agreement in his capacity of Stockholders’ Agent), that is not cured during a period of thirty (30) days after written notice from Acquiror; (iv) Dr. Emanuele’s conviction (including any plea of guilty or nolo contendere) of any felony or other criminal act involving dishonesty or moral turpitude; or (v) any material failure by Dr. Emanuele to comply with Acquiror’s written policies.
“Certificate” shall have the meaning given to such term in Section 2.9(a).
“Certificate of Merger” shall have the meaning given to such term in Section 2.1.
“Change of Control” means a merger or consolidation of Acquiror with or into another person or the sale, transfer or other disposition of all or substantially all of Acquiror’s assets to one or more other persons in a single transaction or series of related transactions, in each case which requires the approval of Acquiror’s stockholders, whether for such transaction or the issuance of securities in such transaction, unless in connection with such transaction securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or of the securities of any parent) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of Acquiror’s outstanding securities immediately prior to such transaction and such voting power among the holders thereof is in substantially the same proportion as the voting power of Acquiror’s outstanding securities among the holders thereof immediately prior to such transaction (disregarding for these purposes the voting power of shares subject to a voting agreement or similar arrangement). For clarity, the issuance of shares to financial investors in connection with transactions that are for capital raising purposes would not be a Change of Control even if Acquiror issues securities possessing more than 50% of the total combined voting power of Acquiror’s outstanding securities immediately prior to such transaction or series of related transactions.
“Change of Control Acquiror” shall have the meaning given to such term in Section 6.12.
“Closing” shall have the meaning given to such term in Section 2.2.
“Closing Date” shall have the meaning given to such term in Section 2.2.
“Closing Escrow Amount” shall have the meaning given to such term in Section 2.6(f).
“Closing Payment Schedule” has the meaning set forth in Section 2.6(e).
“Closing Shares” shall mean (i) the Fully Vested Shares, plus (ii) the Subject to Vesting Shares.
“Code” shall have the meaning set forth in the Recitals.
“Confidentiality Agreement” shall have the meaning given to such term in Section 6.6.

“Contracts” means all agreements, whether oral or written and whether express or implied (whether legally binding or not), including, without limitation, contracts, contract rights, promises, commitments, undertakings, customer accounts, orders, leases, guarantees, warranties and representations, franchises benefiting or relating to the Business or the ownership, construction, development, maintenance, repair, management, use, occupancy, possession or operation thereof, or the operation of any of the programs or services in conjunction with the Business and all renewals, replacements and substitutions therefor.
“Copyrights” shall have the meaning given to such term in Section 3.11(a)(i).
“CytRx License Agreement” means that certain license agreement, dated June 8, 2004, by and between CytRx Corporation (“CytRx”) and Target, as amended from time to time.
“Damages” shall have the meaning given to such term in Section 8.2(a)(i).
“Delaware Law” means the Delaware General Corporation Law.
“Director/ Officer Indemnified Party” has the meaning set forth in Section 6.17
“Dissenting Shares” has the meaning set forth in Section 2.6(c).
“Dissenting Stockholder” has the meaning set forth in Section 2.6(c).
“Dollar Equivalent” means, with respect to an Applicable Milestone, the product of (x) the number of shares of Acquiror Common Stock issuable upon achievement of an Applicable Milestone and (y) the 10-Day VWAP.
“Dr. Emanuele” means R. Martin Emanuele, an individual.
“Dr. Hunter” means Robert L. Hunter, an individual.
“Effective Time” has the meaning set forth in Section 2.2.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall have the meaning given to such term in Section 3.19(a).
“Escrow Agent” means U.S Bank, National Association.
“Escrow Agreement” means the Escrow Agreement among Acquiror, Target and Escrow Agent of even date herewith in the form set forth in Exhibit A.
“Escrow Cap” shall have the meaning given to such term in Section 8.2(c).
“Escrow Fund” shall have the meaning given to such term in Section 8.1(a).
“Escrow Shares” shall mean the aggregate number of shares of Acquiror Common Stock issued in respect of (i) the Closing Escrow Amount and (ii) the First Milestone Escrow Amount if such Common Stock is earned prior to the first anniversary of the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exempt Transaction” means a Change of Control that closes prior to achievement of the Third Milestone in which the Change of Control Acquiror (or its Affiliate, if applicable) agrees in writing to submit the P188 NDA to the FDA for FDA Approval (or, if there are unexpected safety or regulatory issues, to conduct activities to address or resolve such issues) until the earlier of (x) the date that, beginning at the Effective Time and thereafter, the aggregate expenditure related to the program involving the Target Product on which the P188 NDA is to be based is at least $15,000,000 (the “Aggregate Expenditure”) and (y) the fourth (4th) anniversary of the Effective Time; provided, however, a Triggering Event shall relieve the Change of Control Acquiror (or its Affiliate, if applicable) of such obligations. The Aggregate Expenditure shall be reasonable and shall consist solely of direct costs related to the program involving the Target Product and shall include out-of-pocket expenses incurred by Acquiror and the Change of Control Acquiror (or its Affiliate, if applicable), as well as expenses of employing individuals to the extent their primary functions are to contribute to the programs involving the Target Product. For clarity, reasonable expenses incurred or realized in connection with addressing or resolving a safety issue related to the Target Product would be considered expenses related to the program involving the Target Product.
“Fair Market Value” shall mean the closing selling price per share of Acquiror Common Stock at the close of regular-hours trading (i.e., 4:00 p.m. Eastern time) on the date in question on the Qualified Stock Exchange as reported by a reputable agency (e.g., Yahoo! Finance), which may reflect closing prices as reported by multiple outlets on a consolidated basis. If there is no closing selling price for the Acquiror Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists. In the event Acquiror is not then listed on a Qualified Stock Exchange, the Fair Market Value shall be equal to the average of the closing bid price and closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted (including the Over-the-Counter Bulletin Board), or if there have been no published bid or asked quotations with respect to the Acquiror Common Stock on such date, Fair Market Value shall be the value established by Acquiror’s Board of Directors in good faith and, if requested by the Stockholders’ Agent, after considering the analysis of an industry-recognized valuation firm, the cost of which has been borne equally by the Acquiror, on the one hand, and the Target Stockholders, on the other hand, pro rata in accordance with their respective ownership interest in the Acquiror Common Stock at issue.
“FDA” means the Food and Drug Administration of the U.S. Department of Health and Human Services.
“FDA Approval” means the approval by the FDA of the P188 NDA.
“FDA Review” means the acceptance for review of the P188 NDA by the FDA.
“First Milestone” shall have the meaning given to such term in Section 2.8(b)(i).
“First Milestone Cash Payment” shall have the meaning given to such term in Section 2.8(e)(ii).
“First Milestone Date” shall mean the date of the achievement of the First Milestone.

“First Milestone Escrow Amount” shall have the meaning given to such term in Section 2.8(b)(ii).
“First Milestone Payment” shall have the meaning given to such term in Section 2.8(f)(i).
“First Milestone Stock Payment” shall have the meaning given to such term in Section 2.6(d)(iii).
“First Patient Dosage” means dosing of the first patient in the Sole Pivotal Trial. In the event that the FDA indicates that a single phase 3 clinical study will not be adequate to support approval of the P188 NDA, “First Patient Dosage” means dosing of the first patient in the Subsequent Pivotal Trial.
“First Protocol” means a phase 3 clinical study protocol that is mutually agreed to by Target and Acquiror; provided, however, that the number of evaluable patients planned to target statistical significance with a p value of 0.01 in the primary endpoint shall not exceed 250 (unless otherwise mutually agreed). For purposes of clarity, if there are two separate protocols, each of which describes a study that is substantively identical to the other, one of such protocols, agreed to by the Stockholders’ Agent and Acquiror, would be considered the “First Protocol.”
“Fully Vested Shares” shall have the meaning given to such term in Section 2.6(d)(i).
“GAAP” means generally accepted accounting principles applied on a consistent basis in effect on the Agreement Date as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.
“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.
“Hazardous Material” shall have the meaning given to such term in Section 3.25.
“Icahn Waiver” shall have the meaning given to such term in the Recitals.
“IND” shall have the meaning given to such term in Section 3.24(b).
“Indebtedness” means (i) all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, and (iii) all capital lease obligations.
“International Trade Law” shall have the meaning given to such term in Section 3.22.
“IP Encumbrance” shall have the meaning given to such term in Section 3.11(a)(ii).

“Issued Patents” shall have the meaning given to such term in Section 3.11(a)(iii).
“Knowledge” means the actual knowledge of a particular fact or other matter being possessed as of the pertinent date by Dr. Emanuele, Dr. Hunter and M. Balasubramanian after due inquiry.
“Laws” means any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.
“Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).
“Lien” means any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, community property interest, equitable interest, right-of-way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction or right, option, judgment, title defect or encumbrance of any kind.
“Limitation” shall have the meaning given to such term in Section 8.2(b).
“Mandatory Registration Statement” has the meaning set forth in Section 6.16.
“Material Adverse Effect” means, with respect to Target, any change in or effect on the Business that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the Business, Assets, Proprietary Rights, Liabilities, financial condition, results of operations or prospects of Target, taken as a whole.
“Material Contract” shall have the meaning given to such term in Section 3.14.
“Merger” shall have the meaning given to such term in the Recitals.
“Merger Sub” shall have the meaning given to such term in the preamble of this Agreement.
“Merger Consideration” means (i) the Closing Shares, plus (ii) each of the Applicable Milestone Payments, if any.
“Milestone Assessment Notice” shall have the meaning given to such term in Section 2.13(b).
“Milestone Dispute Notice” shall have the meaning given to such term in Section 2.13(c).
“Milestone Shares” shall mean the aggregate number of shares of Acquiror Common Stock issued in respect of the First Milestone Stock Payment, the Second Milestone Stock Payment and the Third Milestone Stock Payment.
“NDA” means a New Drug Application (as more fully described in 21 C.F.R. 314.50 et seq. or its successor regulation) and all amendments thereto filed with the FDA.

“Net Sales” shall mean with respect to any Target Product, the gross sales price of such Target Product invoiced by Acquiror, its Affiliates or sublicensees to customers who are not Affiliates (or are Affiliates but are end users of such Target Product) less, to the extent actually paid or accrued by Acquiror, its Affiliates or sublicensees (as applicable), (a) normal and customary credits, allowances, discounts and rebates to and chargebacks from the account of such customers for spoiled, damaged, out-dated or returned Target Product; (b) normal and customary outer packaging for shipping, freight and insurance costs incurred in transporting such Target Product to such customers; (c) normal and customary cash, quantity and trade discounts, rebates and other price reductions for such Target Product given to such customers; (d) sales, use, excise, value-added and other taxes (but not income taxes of any kind) imposed upon the sale of such Target Product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Target Product to such customers.
“Non-Competition Agreement” shall have the meaning given to such term in Section 5.3(w).
“Officer’s Certificate” has the meaning set forth in Section 8.3.
“Off-the-Shelf Software” shall have the meaning given to such term in Section 3.11(a)(iv).
“Offset” shall have the meaning given to such term in Section 8.10.
“P188 NDA” means an NDA covering the use of purified poloxamer 188 for the treatment of sickle cell crisis in children.
“PCT” shall have the meaning given to such term in Section 3.11(f)(i).
“Party” means Target, Stockholders’ Agent, Merger Sub or Acquiror, individually, as the context so requires, and the term “Parties” means collectively, Target, Stockholders’ Agent, Merger Sub and Acquiror.
“Patent Applications” shall have the meaning given to such term in Section 3.11(a)(vi).
“Patents” shall have the meaning given to such term in Section 3.11(a)(v).
“Permitted Lien” shall mean, each as set forth on Schedule 3.3 of the Target Disclosure Schedules, (a) Lien for Taxes the payment of which is not yet due, (b) Lien which is not in excess of Five Thousand Dollars ($5,000.00) in the aggregate, and (c) statutory Lien of landlords and Liens of laboratories, carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by applicable Laws incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings.
“Per Share Base Consideration” shall mean (a) such number of Fully Vested Shares equal to the quotient of (i) the Fully Vested Shares, divided by (ii) the total number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time; plus (b) such number of Subject to Vesting Shares equal to the quotient of (i) the Subject to Vesting Shares, divided by (ii) the total number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time, in each case rounded up to the nearest whole share of Acquiror Common Stock.

“Per Share Contingent Consideration” shall mean the quotient of (a) the aggregate of the Applicable Milestone Payments, if any, divided by (b) the total number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time. In the case of a Milestone Stock Payment, the quotient shall be rounded up to the nearest whole share of Acquiror Common Stock.
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.
“Pivotal Trial Completion” means the earlier of (a) the date on which all queries with respect to the clinical trial database (both safety and efficacy) for the Pivotal Trials have been resolved and the applicable database(s) locked and (b) the date that Acquiror publicly announces enrollment in the Sole Pivotal Trial is complete, or, if the FDA indicates that a single phase 3 clinical study will not be adequate to support approval of the P188 NDA, the date Acquiror publicly announces that enrollment in the Subsequent Pivotal Trial is complete.
“Pivotal Trials” means the Sole Pivotal Trial, and if applicable, the Subsequent Pivotal Trial.
“Pre-Closing Ownership Percentage” for each holder of Target Common Stock outstanding immediately prior to the Effective Time will equal the number of shares of Target Common Stock owned by such holder immediately prior to the Effective Time divided by the aggregate number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.
“Pre-Closing Tax Period” has the meaning set forth in Section 8.11.
“Proposal” shall have the meaning given to such term in Section 6.10.
“Proprietary Rights” shall have the meaning given to such term in Section 3.11(a)(vii).
“Protocol” shall mean that portion of the IND setting forth the instructions for the conduct of a clinical trial including the inclusion and exclusion criteria for study subjects, the administration of the Target Product and the collection of data resulting therefrom.
“Proxy Statement” shall have the meaning given to such term in Section 6.10.
“Qualified Stock Exchange” shall mean the NYSE Amex; provided that, if as of the applicable date, the Acquiror Common Stock is not then listed on the NYSE Amex, such national securities exchange in the United States on which the Acquiror Common Stock is then traded, if any.
“Real Property” shall mean all real property that is owned, leased or used by Target for the use or benefit of Target or that is an asset of Target.
“Registered Copyrights” shall have the meaning given to such term in Section 3.11(a)(viii).
“Registered Trademarks” shall have the meaning given to such term in Section 3.11(a)(ix).
“Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, members, stockholders, managers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants, independent contractors and other agents. Dr. Emanuele, Dr. Hunter and M. Balasubramanian shall be deemed “Representatives” of Target.

“Repurchase Price” shall have the meaning given to such term in Section 2.7(e).
“Required Contract Consents” shall have meaning given to such term in Section 3.14(b).
“Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Milestone” shall have the meaning given to such term in Section 2.8(c).
“Second Milestone Cash Payment” shall have the meaning given to such term in Section 2.8(e)(ii).
“Second Milestone Date” shall mean the date of the achievement of the Second Milestone.
“Second Milestone Payment” shall have the meaning given to such term in Section 2.8(f)(i).
“Second Milestone Stock Payment” shall have the meaning given to such term in Section 2.6(d)(iv).
“Second Protocol” means a phase 3 clinical study protocol that (a) is mutually agreed to by Target and Acquiror as such and (b) describes a phase 3 clinical study that FDA has indicated may be sufficient, with the phase 3 clinical study described in the First Protocol, to support approval of the P188 NDA. For clarity, if there are two separate protocols, each of which describes a study that is substantively identical to the other, one of such protocols, agreed to by the Stockholders’ Agent and the Acquiror as such, would be considered the “Second Protocol.”
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Sole Pivotal Trial” means a phase 3 clinical study carried out pursuant to the First Protocol. Only the first phase 3 clinical study carried out pursuant to the First Protocol shall be considered the “Sole Pivotal Trial.”
“Stockholder Approval” means the affirmative vote of the holders of a majority of the Acquiror Common Stock having voting power present in person or represented by proxy at a duly called, noticed and convened meeting of stockholders of Acquiror.
“Stockholder Meeting” shall have the meaning given to such term in Section 6.10.
“Stockholders’ Agent” has the meaning set forth in the introductory paragraph.
“Straddle Period” has the meaning set forth in Section 8.12.

“Subject to Vesting Shares” shall have the meaning given to such term in Section 2.6(d)(ii).
“Subsequent Pivotal Trial” means a phase 3 clinical study carried out pursuant to the Second Protocol. Only the first phase 3 clinical study carried out pursuant to the Second Protocol shall be considered the “Subsequent Pivotal Trial.”
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Tangible Personal Property” means all machinery, equipment, tools, furniture, equipment, computer hardware, supplies, materials, inventory, prototypes, computing and telecommunications equipment and other items of tangible personal property, of every kind owned or leased by Target and used in the Business (wherever located and whether or not carried on Target’s books) or the Target Product, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.
“Target” shall have the meaning given to such term in the preamble of this Agreement.
“Target Assets” means the Assets of the Target as of the immediately prior to the Effective Time.
“Target Balance Sheet” has the meaning set forth in Section 3.10.
“Target Balance Sheet Date” has the meaning set forth in Section 3.7.
“Target Common Stock” has the meaning set forth in the Recitals.
“Target Disclosure Schedules” shall have the meaning given to such term in Article III.
“Target Employee Plan” has the meaning set forth in the Section 3.19(a).
“Target Financial Statements” has the meaning set forth in Section 3.5.
“Target Indemnified Person(s)” has the meaning set forth in Section 8.2(a)(ii).
“Target Licensed Proprietary Rights” shall have the meaning given to such term in Section 3.11(a)(x).
“Target Owned Proprietary Rights” shall have the meaning given to such term in Section 3.11(a)(xi).
“Target Preferred Stock” has the meaning set forth in the Section 3.6(a).
“Target Product” means a formulation suitable for intravenous injection where an active ingredient is a purified form of the non-ionic block co-polymer poloxamer 188 (CAS registry number 9003 11 6).
“Target Proprietary Rights” shall have the meaning given to such term in Section 3.11(a)(xii).

“Target Stockholders” means the holders of Target Common Stock as of immediately prior to the Effective Time.
“Target Written Consent” shall have the meaning given to such term in the Recitals.
“Tax Claim” shall have the meaning given to such term in Section 6.14(d).
“Taxes” shall have the meaning given to such term in Section 3.23(a).
“Third Milestone” shall have the meaning given to such term in Section 2.8(d).
“Third Milestone Cash Payment” shall have the meaning given to such term in Section 2.8(e)(ii).
“Third Milestone Date” shall mean the date of the achievement of the Third Milestone.
“Third Milestone Payment” shall have the meaning given to such term in Section 2.8(f)(i).
“Third Milestone Stock Payment” shall have the meaning given to such term in Section 2.6(d)(v).
“Third Party In-licenses” shall have the meaning given to such term in Section 3.11(d)(i).
“Trade Secrets” shall have the meaning given to such term in Section 3.11(a)(xiii).
“Trademarks” shall have the meaning given to such term in Section 3.11(a)(xiv).
“Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments to be executed and delivered by all or some of the Parties in connection with the consummation of the Merger.
“Transaction Expenses” shall mean shall mean any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation of Target (whether incurred prior to or on the date of this Agreement, between the date of the Agreement and the Effective Time or at or after the Effective Time) that: (a) relates directly or indirectly to (i) the proposed disposition of all or a portion of the business of Target, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of Target, (ii) the investigation and review conducted by Acquiror and its Representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of Target, with respect to the business of Target (and the furnishing of information to Acquiror and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of this Agreement (including the Target Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Merger, and the obtaining of any consent required to be obtained in connection with any of such transactions, or (v) the consummation of the Merger or any of the transactions contemplated by this Agreement; or (b) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other transactions contemplated by this Agreement.

“Transfer and Voting Agreement” means that certain agreement between Acquiror and Target Stockholders in the form attached hereto as Exhibit B.
“Triggering Event” means the occurrence of one or more of the following events or circumstances: (a) conducting or continuing human studies involving the Target Product is non-compliant with applicable Laws; (b) the Target Product is no longer protected by “orphan drug exclusivity;” (c) written correspondence from the FDA that would cause a reasonable person in the industry to conclude the P188 NDA will require clinical trials enrolling more than 499 patients; (d) Dr. Martin Emanuele’s voluntarily termination of employment with Acquiror prior to submission of the P188 NDA to the FDA, or his employment being terminated for Cause; (e) failure to achieve the primary endpoint definition in the Sole Pivotal Trial or the Subsequent Pivotal Trial, if applicable; and (f) any other event or circumstance that Acquiror and a representative of Target mutually agree constitutes a “Triggering Event,” which Target representative would be Dr. Martin Emanuele or an alternative representative reasonably acceptable to Acquiror.
1.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 1.1, and those accounting terms used in this Agreement not defined in Section 1.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
ARTICLE II
THE MERGER
2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit C (the “Certificate of Merger”) and the applicable provisions of the Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).
2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than five (5) business days, after the satisfaction or waiver of each of the conditions set forth in Section 5 hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego California 92121, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State, in accordance with the relevant provisions of Delaware Law (the effective time of such filing being the “Effective Time”).

2.3 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
2.4 Articles of Incorporation; Bylaws.
(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is “SynthRx, Inc.”
(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.
2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.
2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:
(a) Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive (without interest) (A) an amount equal to the Per Share Base Consideration, as adjusted by the Closing Escrow Amount as contemplated in Section 8.1(a) of the Agreement, and (B) subject to the provisions of Section 2.8, the Per Share Contingent Consideration, as adjusted by the Applicable Escrow Amounts as contemplated in Section 8.1(a) of the Agreement.
(b) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
(c) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into or be exchangeable for the right to receive Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Target Common Stock, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares

(“Dissenting Stockholder”) who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing shares of Target Common Stock, the portion of the Merger Consideration to which such stockholder would otherwise be entitled under this Section 2.6 and the Certificate of Merger less the portion of the Merger Consideration allocable to such stockholder, as applicable, that has been withheld as part of the Escrow Fund, in respect of such shares of Target Common Stock pursuant to Section 8.
(d) Acquiror Common Stock to be Issued. Set forth below is the Acquiror Common Stock to be issued the Target Stockholders, subject to the terms and conditions of this Agreement, including without limitation, those provisions pertaining to adjustment and the Escrow, namely:
(i) One Million (1,000,000) shares of Acquiror Common Stock to be issued at the Effective Time (the “Fully Vested Shares”), subject to reduction in accordance with Section 2.6(g);
(ii) One Million Nine Hundred Thirty Eight Thousand Seven Hundred Seventy Three (1,938,773) shares of Acquiror Common Stock be issued at the Effective Time, which are subject to repurchase by Acquiror pursuant to Section 2.7 (the “Subject to Vesting Shares”);
(iii) One Million (1,000,000) shares of Acquiror Common Stock upon achievement of the First Milestone, subject to adjustment pursuant to Section 2.8(b)(iii) below (the “First Milestone Stock Payment”);
(iv) Three Million Eight Hundred Thirty Nine Thousand Four Hundred (3,839,400) shares of Acquiror Common Stock upon achievement of the Second Milestone (the “Second Milestone Stock Payment”); and
(v) Eight Million Six Hundred Thirty Eight Thousand Six Hundred Fifty (8,638,650) shares of Acquiror Common Stock upon achievement of the Third Milestone (the “Third Milestone Stock Payment”).
(e) Closing Payment Schedule. At least two (2) Business Days prior to the Closing, Target shall deliver to Acquiror a definitive closing payment schedule (the “Closing Payment Schedule”) certified by the Chief Executive Officer and Chief Financial Officer of Target and accurately setting forth: (i) the name of each Target Stockholder immediately prior to the Effective Time, (ii) the number of shares of Target Common Stock held by each such Target Stockholder immediately prior to the Effective Time, (iii) the Closing Shares (and the portion thereof which constitutes the Closing Escrow Amount) allocable to each Target Stockholder, (iv) the percentage of any Applicable Milestone Payments allocable to each Target Stockholder, (v) if any, the amounts required to be deducted and withheld from the consideration otherwise payable to each such Target Stockholder with respect to the payments or any other Tax withholding obligation in respect of the Merger under the Code or any other Tax law, (vi) the amount of Target’s Indebtedness, Target’s Transaction Expenses and any Liabilities of Target as of the Closing, and (vii) a breakdown by individual or entity and amounts of the Transaction Expenses of Target. A preliminary version of the Closing Payment Schedule shall be provided by Target to Acquiror at least five (5) business days prior to the Closing.

(f) Escrow. Upon the Effective Time, 200,000 of the Fully Vested Shares shall be withheld and deposited as soon as reasonably practicable following the Closing to the Escrow Agent to be held in the Escrow Fund in accordance with Section 8.1 (the “Closing Escrow Amount”).
(g) Adjustment to Fully Vested Shares. The Fully Vested Shares shall be reduced at Closing by an amount equal to Target’s Transaction Expenses (but only to the extent set forth on the Closing Payment Schedule), Indebtedness and Liabilities, which amounts Acquiror shall pay; provided, however, Acquiror shall pay or reimburse the reasonable fees and expenses of Foley & Lardner LLP, counsel to Target, incurred by Target in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents, in an amount of up to $25,000 without the Fully Vested Shares being subject to such reduction. The Fully Vested Shares that are reduced in accordance with this Section 2.6(g) shall be valued at the 10-Day VWAP.
2.7 Subject to Vesting Shares. The Subject to Vesting Shares shall vest in full upon achievement of the First Milestone (as defined below). Prior to vesting in full, the Subject to Vesting Shares are subject to an irrevocable, exclusive repurchase option by Acquiror to be exercised, if at all, by repurchasing such Subject to Vesting shares from the Target Stockholders, pro rata, in accordance with their respective ownership interests in the Subject to Vesting Shares, as follows:
(a) In the event the aggregate number of patients planned to be enrolled in the Pivotal Trials exceeds 250 patients, Acquiror shall have the option to repurchase up to 242,346 Subject to Vesting Shares, in the aggregate, for each twenty (20) patients in excess of 250. For example, if 251 patients are planned to be enrolled in the Pivotal Trials, Acquiror shall have the option to repurchase 242,346 Subject to Vesting Shares, and if 271 patients are planned to be enrolled in the Pivotal Trials, Acquiror shall have the option to repurchase an additional 242,346 Subject to Vesting Shares, or an aggregate of 484,692 Subject to Vesting Shares.
(b) In the event that, after Pivotal Trial Completion, (x) any Subject to Vesting Shares have been repurchased pursuant to Section 2.7(a) above and (y) the aggregate number of patients actually enrolled in the Pivotal Trials is less than the number of patients planned to be enrolled in the Pivotal Trials, within thirty (30) days of Pivotal Trial Completion, Acquiror shall issue to the Target Stockholders, pro rata, in accordance with their respective interests in the Subject to Vesting Shares, such number of shares of Acquiror Common Stock equal to (A) the number of Subject to Vesting Shares that would have vested upon achievement of the First Milestone based on the actual number of patients enrolled in the Pivotal Trials, minus (B) the number of Subject to Vesting Shares that actually vested in connection with achievement of the First Milestone.
(c) Beginning on the day after the 12-month anniversary of the Closing Date (the “Anniversary”), Acquiror shall have the option to repurchase from the Target Stockholders up to 242,346 of the Subject to Vesting Shares for each ninety (90) day period beyond the Anniversary during which the First Milestone remains unaccomplished. For example, if, on the day following the Anniversary, the First Milestone has not been achieved, Acquiror shall have the option to repurchase 242,346 Subject to Vesting Shares, and if the First Milestone is achieved on the day following the date that is 90 days after the Anniversary, Acquiror shall have the option to repurchase an additional 242,346 Subject to Vesting Shares, or an aggregate of 484,692 Subject to Vesting Shares from the Target Stockholders.

(d) Notwithstanding anything set forth in this Section 2.7:
(i) in no event shall more than 1,454,079 Subject to Vesting Shares be subject to repurchase by Acquiror pursuant to Sections 2.7(a) and 2.7(c);
(ii) in the event any Target Stockholder breaches any of its obligations under the Transfer and Voting Agreement prior to achievement of the First Milestone, Acquiror shall have the option to repurchase all of the Subject to Vesting Shares issued to such Target Stockholder without regard to any limitations set forth in this Agreement; and
(iii) the exercise by Acquiror of its right to repurchase Subject to Vesting Shares pursuant to Sections 2.7(a) and 2.7(c) shall be subject to the fulfillment of Acquiror’s obligations under Section 6.15.
(e) Any repurchase option of the Subject to Vesting Shares exercised by Acquiror shall be made at a purchase price of $0.001 per share (the “Repurchase Price”) and shall be exercised by Acquiror by written notice to the Stockholders’ Agent. Any repurchase will be made by Acquiror on a pro rata basis from the Target Stockholders based on the respective Pre-Closing Ownership Percentages of the Target Stockholders. Upon delivery of such notice to the Stockholders’ Agent and payment of the Repurchase Price to the Target Stockholders, Acquiror shall become the legal and beneficial owner of the shares of Acquiror Common Stock being repurchased and all rights and interest therein or related thereto, and Acquiror shall have the right to transfer to its own name the number of shares of Acquiror Common Stock being repurchased, without further action by Acquiror or Target Stockholders.
(f) Target agrees to cause each Target Stockholder to deliver, immediately upon issuance to such Target Stockholder of the certificate(s) evidencing the Subject to Vesting Shares, a stock power in the form of Exhibit D attached to this Agreement, executed by such Target Stockholder (with the date and number of Subject to Vesting Shares left blank), to the Secretary of Acquiror. The certificate(s) evidencing the Subject to Vesting Shares and such stock power shall be held by Acquiror pursuant to the Joint Instructions of Acquiror and Stockholders’ Agent set forth in Exhibit E attached to this Agreement, which instructions are incorporated into this Agreement by this reference, and which instructions shall also be delivered to the Secretary of Acquiror along with the executed stock power.
(g) If, from time to time during the term of Acquiror’s repurchase option, there is (A) any stock dividend, stock split or other change in the Subject to Vesting Shares, or (B) any dividend of cash or other property on the Subject to Vesting Shares, any and all new, substituted or additional securities or cash or other consideration to which Target Stockholders are entitled by reason of their ownership of the Subject to Vesting Shares shall immediately become subject to this Section 2.7, deposited with the Secretary of Acquiror and included thereafter as “Subject to Vesting Shares” for purposes of this Agreement and Acquiror’s repurchase option.
2.8 Milestone Payments. In addition to the payment of Per Share Base Consideration, the Per Share Contingent Consideration shall be payable to Target Stockholders contingent upon the occurrence following the Closing Date of the events described below:

(a) Milestones; Milestone Payments. From and after the Closing Date, Acquiror shall, subject to and contingent upon achievement of the Applicable Milestone, regardless of whether such Applicable Milestone is accomplished or achieved by Acquiror, the Surviving Corporation or any licensee, assignee or transferee of the Target Assets, pay to the Target Stockholders Acquiror Common Stock, in the aggregate, equal to the First Milestone Payment, Second Milestone Payment and/or Third Milestone Payment, as applicable (the “Applicable Milestone Payment”), less in each case the Applicable Escrow Amount; provided, however, prior to such issuance and upon request by Acquiror, each Target Stockholder shall deliver to Acquiror such representations and warranties as Acquiror shall reasonably request for purposes of issuing such shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The obligations of Acquiror under this Section 2.8(a) are subject to the provisions of Sections 2.13 (Notice of Milestone; Dispute Mechanism) and 8.10 (Right of Offset).
(b) First Milestone Payment.
(i) Subject to adjustment pursuant to Section 2.8(b)(iii) and further subject to the provisions of Section 2.8(e) and Section 2.8(f) below, upon First Patient Dosage (the “First Milestone”), Acquiror agrees to issue to the Target Stockholders the First Milestone Stock Payment.
(ii) In the event of a First Milestone Stock Payment, Acquiror shall issue the First Milestone Stock Payment, less the First Milestone Escrow Amount, to Target Stockholders within thirty (30) days of achievement of the First Milestone. Twenty percent (20%) of the First Milestone Payment (the “First Milestone Escrow Amount”) shall be withheld and deposited to the Escrow Agent to be held in the Escrow Fund in accordance with Section 8.1, if such First Milestone Payment is made prior to the first anniversary of the Closing Date.
(iii) Notwithstanding the foregoing, the First Milestone Payment shall be subject to adjustment, as follows:
(A) In the event the aggregate number of patients planned to be enrolled in the Pivotal Trials exceeds 250 patients, the First Milestone Payment shall be reduced by 125,000 shares of Acquiror Common Stock for each twenty (20) patients in excess of 250. For example, if 251 patients are planned to be enrolled in the Pivotal Trials, the First Milestone Payment would be reduced by 125,000 shares of Acquiror Common Stock, and if 271 patients are planned to be enrolled in the Pivotal Trials, the First Milestone Payment would be reduced by an additional 125,000 shares of Acquiror Common Stock, or an aggregate reduction of 250,000 shares of Acquiror Common Stock.
(B) If, following Pivotal Trial Completion, the number of patients actually enrolled in the Pivotal Trials is less than the number of patients planned to be enrolled in the Pivotal Trials, within thirty (30) days of Pivotal Trial Completion, Acquiror either shall (1) in the case of a First Milestone Stock Payment, issue to Target Stockholders such number of shares of Acquiror Common Stock as is equal to (x) the number of shares of Acquiror Common Stock that would have been issued in connection with the First Milestone Stock Payment based on the number of patients actually enrolled in such trials, minus (y) the number of shares of Acquiror Common Stock that actually were issued to Target Stockholders in connection with the First Milestone Stock Payment, or (2) in the case of a First Milestone Cash Payment, re-calculate the First Milestone Cash Payment based on the number of patients actually enrolled in the Pivotal Trials, but otherwise based on the facts underlying the original calculation of the First Milestone Cash Payment, and pay any resulting difference to the Target Stockholders.

(C) Beginning on the Anniversary, the First Milestone Payment shall be reduced by 125,000 shares for each ninety (90) day period in which Acquiror fails to achieve the First Milestone. For example, if the First Milestone is achieved on day 1-90 following the Anniversary, the First Milestone Payment shall be reduced by 125,000 shares and, if the First Milestone is achieved on day 91-180 following the Anniversary, the First Milestone Payment shall be reduced by an additional 125,000 shares, or an aggregate reduction of 250,000 shares.
(D) Notwithstanding anything set forth in this Section 2.8(b)(iii), in no event shall the aggregate amount of reductions pursuant to Section 2.8(b)(iii)(A) and Section 2.8(b)(iii)(C) reduce the First Milestone Payment by more than 750,000 shares of Acquiror Common Stock in the case of a First Milestone Stock Payment, or the Dollar Equivalent of 750,000 shares of Acquiror Common Stock in the case of a First Milestone Cash Payment.
(c) Second Milestone Payment. Subject to Section 2.8(e), upon FDA Review (the “Second Milestone”), Acquiror shall issue to Target Stockholders the Second Milestone Stock Payment within thirty (30) days of achievement of the Second Milestone.
(d) Third Milestone Payment. Subject to Section 2.8(e), upon FDA Approval (the “Third Milestone”), Acquiror shall issue to Target Stockholders the Third Milestone Stock Payment within thirty (30) days of achievement of the Third Milestone.
(e) Certain Definitions; Form of Milestone Payments.
(i) Acquiror shall issue shares of Acquiror Common Stock in respect of each Applicable Milestone Payment; provided however, in the event that the issuance of such shares of Acquiror Common Stock (x) would violate federal or state securities laws or the listing standards of any national securities exchange to which Acquiror is subject at the time of such issuance, or (y) Acquiror fails to obtain Stockholder Approval on or before December 31, 2011 pursuant to Section 6.10 hereof, Acquiror shall make the Applicable Milestone Payments, or portion thereof, in cash based on the Dollar Equivalent of the Applicable Milestone Payment as set forth above. Any Applicable Milestone Payments, or any adjustments thereto, shall be made on a pro rata basis based on the Pre-Closing Ownership Percentages of the Target Stockholders.
(ii) The payment to Target Stockholders of an amount of cash equal to the Dollar Equivalent of the First Milestone Stock Payment shall be referred to herein as the “First Milestone Cash Payment,” and such comparable cash payments in respect of the Second Milestone and Third Milestone shall be referred to as the “Second Milestone Cash Payment” and the “Third Milestone Cash Payment,” respectively.
(f) Payment Terms Pertaining to the First Milestone Cash Payment, Second Milestone Cash Payment and Third Milestone Cash Payment.
(i) In each case as the context may require, the First Milestone Stock Payment or the First Milestone Cash Payment shall be referred to herein as the “First Milestone Payment,” the Second Milestone Stock Payment or the Second Milestone Cash Payment shall be referred to herein as the “Second Milestone Payment, and the Third Milestone Stock Payment or the Third Milestone Cash Payment shall be referred to herein as the “Third Milestone Payment.”

(ii) In the event of a First Milestone Cash Payment, Acquiror shall make a payment to the Target Stockholders equal to the First Milestone Cash Payment, less the First Milestone Escrow Amount, if any, at a rate of $1,000,000 per calendar quarter until paid in full, or such lesser amount as may be necessary to complete the First Milestone Cash Payment, the first installment of which shall be due within thirty (30) days following the end of the first calendar quarter that begins after the First Milestone Date and each subsequent installment which shall be due within thirty (30) days following the end of each subsequent calendar quarter.
(iii) In the event of a Second Milestone Cash Payment, Acquiror shall pay to Target Stockholders the Second Milestone Cash Payment, as follows: a payment equal to 35% of Net Sales or the one-time payment of such lesser amount as may be necessary to complete the Second Milestone Cash Payment, shall be due thirty (30) days following the end of each calendar quarter in which there were Net Sales until the Second Milestone Cash Payment has been paid in full.
(iv) In the event of a Third Milestone Cash Payment, Acquiror shall pay to Target Stockholders the Third Milestone Cash Payment, as follows: a payment equal to 35% of Net Sales, or the one-time payment of such lesser amount as may be necessary to complete the Third Milestone Cash Payment, shall be due thirty (30) days following the end of each calendar quarter in which there were Net Sales until the Third Milestone Cash Payment has been paid in full.
(v) The First Milestone Cash Payment, the Second Milestone Cash Payment and the Third Milestone Cash Payment, if any, shall be paid to each of the Target Stockholders by wire transfer of United States dollars in immediately available funds pursuant to written or electronic instructions given by each such Target Stockholder to Acquiror.
2.9 Surrender of Certificates.
(a) Exchange Procedures. On or prior to the Closing Date all holders (other than Dissenting Stockholders, if any) of Target Common Stock shall deliver the following to Acquiror: (i) the stock certificates representing their shares of Target Common Stock (each a “Certificate”); and (ii) an executed letter of transmittal in a form previously approved by Acquiror. Promptly after such delivery, the holder of such Certificate shall be entitled to receive in exchange therefore such number of Closing Shares issuable pursuant to Section 2.6(a), as adjusted by the Escrow Fund pursuant to Section 8.1 hereof, and subject to the provisions of Section 2.8, the Applicable Milestone Payments, if any, issuable pursuant to Section 2.6(a). All Certificates so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such shares of Target Common Stock shall have been so converted.
(b) Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Common Stock thereafter on the records of Target.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.9, neither Acquiror nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(d) Dissenting Shares. The provisions of this Section 2.9 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.9 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.
2.10 No Further Ownership Rights in Target Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.
2.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.12 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
2.13 Notice of Milestone; Dispute Mechanism.
(a) Within thirty (30) days following achieving the First Milestone, the Second Milestone and the Third Milestone, Acquiror shall notify the Stockholders’ Agent by written or electronic means of the achievement of each such event. Until the information disclosed to Stockholders’ Agent pursuant to this Section 2.13(a) is publicly disseminated by Acquiror, Stockholders’ Agent will maintain the information disclosed to it pursuant to this Section 2.13(a) in confidence, will employ reasonable procedures to prevent the unauthorized disclosure of such information and will not disclose any such information to anyone (except Target Stockholders under an obligation to maintain the confidentiality of such information), or use such information for any purpose other than as is contemplated by this Section 2.13.

(b) If Stockholders’ Agent believes that Target Stockholders are entitled to payment of all or any portion of an Applicable Milestone Payment hereunder which Target Stockholders have not received within thirty (30) days of the date by which payment otherwise would be due, or following payment of an Applicable Milestone Payment Stockholders’ Agent believes that Target Stockholders are entitled to payment in excess of that which Target Stockholders received, Stockholders’ Agent may, not later than three (3) months following the purported achievement of such Applicable Milestone, deliver to Acquiror a notice setting forth Stockholders’ Agent’s determination that all or a portion of such Applicable Milestone Payment is due under this Agreement (the “Milestone Assessment Notice”). If Stockholders’ Agent does not deliver to Acquiror a Milestone Assessment Notice within such three (3) month period, then Stockholders’ Agent shall have been deemed to agree that the Applicable Milestone has not been met, or has been met only to the extent to which payment has been made.
(c) If Acquiror shall object to Stockholders’ Agent’s determination that a Milestone has been achieved, or the extent of such achievement, as set forth in the Milestone Assessment Notice, then Acquiror shall deliver a dispute notice (a “Milestone Dispute Notice”) to Stockholders’ Agent within fifteen (15) Business Days following Stockholders’ Agent’s delivery of the Milestone Assessment Notice. A representative of Acquiror, on the one hand, and Stockholders’ Agent, on the other, shall attempt in good faith to resolve any such objections within twenty (20) Business Days of the receipt by Stockholders’ Agent of the Milestone Dispute Notice. If no agreement can be reached after good faith negotiation between the parties pursuant to this Section 2.13(c), either Acquiror or the Stockholders’ Agent may initiate arbitration pursuant to Section 9.6. The decision of the arbitrator as to the validity and amount of any such claim in the Milestone Dispute Notice shall be binding and conclusive upon the parties to this Agreement, the parties shall be entitled to act in accordance with such decision.
2.14 Acknowledgement of Target Stockholders. The Target Stockholders, by their adoption of this Agreement and approval of the Merger, acknowledge that subject to compliance with Section 6.15, (i) Acquiror has no obligation to achieve any Applicable Milestone or to achieve or maximize any Applicable Milestone Payment, (ii) Acquiror shall not be liable to Target Stockholders in the event an Applicable Milestone is not achieved, (iii) Acquiror makes no representations with respect to the Tax consequences or Securities and Exchange Commission (“SEC”) reporting obligations resulting from the transactions contemplated by this Agreement and (iv) Acquiror makes no representations with respect to Acquiror’s ability to obtain the Stockholder Approval of the Proposal. The Target Stockholders, by their adoption of this Agreement and approval of the Merger, hereby waive, on their behalf and on behalf of any of its successors and assigns, any fiduciary duty (but, for avoidance of doubt, not any implied covenant of good faith and fair dealing) of Acquiror to Target Stockholders, with respect to the matters set forth in this Section 2.14.
2.15 Withholding. Each of Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax law. To the extent that any amounts are so withheld by Acquiror or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by Acquiror or the Surviving Corporation, as the case may be.

2.16 Securities Laws Issues. Acquiror intends to issue the shares of Acquiror Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and an exemption from qualification under the laws of the States of California, Texas and Georgia and other applicable state securities laws. Acquiror and Target shall comply with all applicable provisions of and rules under the Securities Act and applicable state securities laws in connection with the offering and issuance of the shares of Acquiror Common Stock pursuant to this Agreement. Such shares of Acquiror Common Stock will be “restricted securities” under the Federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TARGET
Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article III are true and correct as of the Agreement Date and as of the Closing Date, except as otherwise expressly limited by any representation or warranty contained in this Article III or specifically disclosed in a document of even date herewith and delivered by Target to Acquiror referring to the representations and warranties in this Agreement (the “Target Disclosure Schedules”). The Target Disclosure Schedules will correspond to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any such specified schedule of the Target Disclosure Schedules shall qualify any other subsection of this Article III to the extent to which the relevance of such disclosure is reasonably apparent from the content of the disclosure set forth therein.
3.1 Organization and Qualification; Capitalization; Subsidiaries. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate or otherwise, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have, individually or in the aggregate, a Material Adverse Effect on Target. Target is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be qualified or licensed would not cause individually or in the aggregate, a Material Adverse Effect on Target. Target does not have any subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any other Person or have any direct or indirect equity or ownership investment or interest in any business. The copies of the Certificate of Incorporation and Bylaws previously provided by Target to Acquiror, including any amendments to each of the foregoing, are true, complete and correct copies thereof. The Certificate of Incorporation and Bylaws are in full force and effect. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The outstanding shares of capital stock of Target and all other outstanding securities of Target and each of the holders thereof are set forth on Schedule 3.1 of the Target Disclosure Schedules.
3.2 Authority Relative to this Agreement. Target has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger. The execution, delivery and performance of this Agreement and the other Transaction Documents by Target and the consummation by Target of the Merger have been duly and validly authorized by all necessary corporate action of Target, and no other corporate action on the part of Target or any of the Target Stockholders is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Merger. This Agreement and the other Transaction Documents have been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at Law or in equity) (the “Bankruptcy Exception”). The Board of Directors of Target has unanimously (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is in the best interests of the Target Stockholders and is on terms that are fair to such Target Stockholders; and (c) recommended that the Target Stockholders approve this Agreement and the Merger.
3.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by Target do not, and the performance by Target of its obligations hereunder and the consummation of the Merger and the transactions contemplated by the other Transaction Documents will not: (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws or any resolutions adopted by the Board of Directors of Target; (b) assuming that all filings and notifications described in Section 3.4 have been made and except as would not cause a Material Adverse Effect, conflict with or violate any Laws or order applicable to Target; or (c) except as would not cause a Material Adverse Effect, result in any breach of or constitute a default under (with the giving of notice or lapse of time or both), or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (except for a Permitted Lien) on the Business or Assets of Target, or pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Target.
3.4 Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Target do not, and the performance by Target of its obligations hereunder and thereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Target with or notification by Target to, any Governmental Authority, except for the filing of Certificate of Merger as described in Section 2.1; provided that Target makes no representations or warranties as to whether Acquiror or the Surviving Corporation will be approved or otherwise granted the right to continue to operate the Business under any permits or licenses necessary to operate the Business.
3.5 Financial Statements. Target has delivered to Acquiror its audited financial statements for the fiscal years ended December 31, 2009 and 2010 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, have a Material Adverse Effect with respect to Target) applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements. In its conduct of the Business, Target maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; and (b) transactions are recorded as necessary to maintain asset accountability.

3.6 Capital Structure.
(a) Capitalization of Target. As of the Agreement Date, the authorized capital stock of Target consists of 200,000 shares of Target Common Stock, par value $.001, of which 1,000 shares are issued and outstanding, and Target has not authorized nor issued any other capital stock, including outstanding preferred stock (the “Target Preferred Stock”). All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. Target does not have any stock option plan or other equity based compensation plan which is currently in effect and there are no options or warrants outstanding relating to the issuance of capital stock of Target. There are no shares of Target Common Stock or Target Preferred Stock reserved for issuance upon the exercise of outstanding options or warrants. Except for the rights created pursuant to this Agreement, there are no other options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Common Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target Common Stock (a) between or among Target and any of its stockholders; and (b) to Target’s Knowledge, between or among any of Target’s stockholders. All shares of outstanding Target Common Stock and rights to acquire Target Common Stock were issued in compliance with all applicable federal and state securities laws.
(b) As of the Agreement Date, with respect to each Target Stockholder, Schedule 3.6(b) of the Target Disclosure Schedule sets forth the number and type of shares of Target Common Stock that each stockholder holds of record, and the address and state of residence of such stockholder.
(c) All of the information contained in the Closing Payment Schedule and Schedule 3.6(b) of the Target Disclosure Schedule will be accurate and complete immediately prior to the Effective Time, and, except as set forth on the Closing Payment Schedule, no other holder of Target Common Stock or options, warrants or other rights convertible into Target Common Stock shall have any right, title or claim to any Merger Consideration. The allocation of the Merger Consideration as set forth in the Closing Payment Schedule complies and is in accordance with Target’s Certificate of Incorporation and Delaware Law.
(d) Except as set forth in Schedule 3.6(b) of the Target Disclosure Schedule: (i) none of the outstanding shares of Target Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Target Common Stock are subject to any right of repurchase or first refusal or similar right in favor of Target or any third party; and (iii) there are no agreements or arrangements (other than this Agreement) relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Common Stock.

3.7 Absence of Certain Changes. Since December 31, 2010 (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets, except where such change would not have a Material Adverse Effect on Target; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (e) any Material Contract entered into by Target, other than in the ordinary course of business, or any material amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (f) any amendment or change to the Certificate of Incorporation or Bylaws of Target; (g) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors; or (h) any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target Common Stock.
3.8 Absence of Undisclosed Liabilities. All Liabilities of Target are set forth on Schedule 3.8 of the Target Disclosure Schedule, other than those incurred in connection with the execution of this Agreement.
3.9 Real Property. Target does not own any Real Property or equipment, nor is Target a lessee (or sublessee) of any real property or equipment or any interest therein.
3.10 Personal Property. Target has good and marketable title to all of its personal property, interests in personal property and assets reflected in the balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”) or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), free and clear of all Liens of any kind or character, except (a) for Permitted Liens; (b) such imperfections of title and Liens as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) Liens securing debt that is reflected on the Target Balance Sheet; and (d) such other Liens as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. Such tangible personal property and assets that are used in the operations of Target’s business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by GAAP.
3.11 Intellectual Property.
(a) Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(i) “Copyrights” shall mean all copyrights, copyrightable works, and applications for registration of any of the foregoing, including without limitation all rights of authorship, use, publication, publicity, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright conventions and treaties.
(ii) “IP Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, interference, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, community property interest, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute or contingent (including without limitation any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
(iii) “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, certificates of invention, registrations of patents and adjustments, restorations and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Authority, including without limitation design patents.
(iv) “Off-the-Shelf Software” shall mean any software (other than open source software, including software licensed under licenses that are defined as OSI (Open Source Initiative) licenses as listed on www.opensource.org) that is generally and widely available to the public through regular commercial distribution channels and is licensed on a non-exclusive basis on standard terms and conditions for a one-time license fee of less than $10,000 and that was obtained by Target in the ordinary course of business.
(v) “Patents” shall mean the Issued Patents and the Patent Applications.
(vi) “Patent Applications” shall mean all published and all unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures, records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.
(vii) “Proprietary Rights” shall mean any and all of the following in any country: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, (iv) domain names and domain name registrations, (v) Copyrights, (vi) Trade Secrets, (vii) all other ideas, inventions, know how, designs, manufacturing, operating and other specifications, technical data and information, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right (whether at law, equity, by Contract or otherwise) to use, practice or otherwise exploit any of the foregoing.
(viii) “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Authority.

(ix) “Registered Trademarks” shall mean all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Authority.
(x) “Target Licensed Proprietary Rights” shall mean Proprietary Rights owned by any Person other than Target that are licensed to Target.
(xi) “Target Owned Proprietary Rights” shall mean Proprietary Rights owned by or purported to be owned by Target.
(xii) “Target Proprietary Rights” shall mean the Target Owned Proprietary Rights and the Target Licensed Proprietary Rights.
(xiii) “Trade Secrets” shall mean all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods, processes and specifications, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including both source code and object code), databases, interfaces, computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.
(xiv) “Trademarks” shall mean all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names for which registrations have been obtained and (iv) all goodwill associated with each of the foregoing.
(b) Disclosure of Certain Target Proprietary Rights. Schedule 3.11(b) of the Target Disclosure Schedules lists the following with respect to the Target Proprietary Rights:
(i) Disclosure of Patents. Schedule 3.11(b)(i)(A) of the Target Disclosure Schedules lists all of the Patents owned by or purported to be owned by Target, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed and a detailed description of any filings or payment of fees that are due to any Governmental Authority during the ninety (90) day period following the Closing. Schedule 3.11(b)(i)(B) of the Target Disclosure Schedules lists all of the Patents in which Target has any right, title or interest (including without limitation interest acquired through a license or other right to use), other than those owned by or purported to be owned by Target, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed (but in both such cases only where Target possesses such right, title or interest), and the nature of the right, title or interest held by Target.
(ii) Disclosure of Registered Copyrights and Software. Target owns no and does not purport to own any Registered Copyrights or any software, middleware or firmware.

(iii) Disclosure of Trademarks. Schedule 3.11(b)(iii) of the Target Disclosure Schedules lists (i) all of the Registered Trademarks and domain names and domain name registrations owned by or purported to be owned by Target, setting forth in each case the jurisdictions in which Registered Trademarks and domain names and domain name registrations have been registered and applications for registration have been filed and (ii) a detailed description of any filings or payment of fees that are due to any Governmental Authority during the ninety (90) day period following the Closing. No Trademarks or domain names other than as set forth in Schedule 3.11(b)(iii) are used in connection with any Target Product or in the conduct of or reasonably related to the Business.
(c) Ownership of and Right to Use Proprietary Rights; No Encumbrances. Target is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all IP Encumbrances, all of the Target Owned Proprietary Rights identified in Schedules 3.11(b)(i)(A) and 3.11(b)(iii) of the Target Disclosure Schedules. Target has the right to use the Protocol, the IND, and all Trade Secrets used by Target, for their respective intended purposes, in the conduct of the Business. Target has a valid, legally enforceable and exclusive (including as to the licensor) right to use, license, practice and otherwise exploit all Target Licensed Proprietary Rights identified in Schedules 3.11(b)(i)(B) of the Target Disclosure Schedules and all other Proprietary Rights used by the Target, other than those owned by or purported to be owned by the Target (including interest acquired through a license or other right to use). The Target Proprietary Rights identified in Schedule 3.11(b) of the Target Disclosure Schedules, together with the Trade Secrets, constitutes all the Proprietary Rights used by Target in connection with the conduct of, or reasonably related to, the Business. Without limiting the foregoing, neither CytRx nor Dr. Hunter (nor an assignee of either) own or control any Proprietary Rights covering or claiming the Target Products. To the Knowledge of Target, all Target Licensed Proprietary Rights (including without limitation an interest acquired through a license or other right to use, but excluding any Off-the-Shelf Software) are free and clear of IP Encumbrances except as may be set forth in the agreement or instrument pursuant to which Target acquired such Target Licensed Proprietary Rights, and Target has not received any notice that any portion of the Target Licensed Proprietary Rights are subject to any other IP Encumbrance.
(d) Agreements Related to Target Proprietary Rights. Schedule 3.11(d) of the Target Disclosure Schedules lists all oral and written Contracts, licenses and other arrangements relating to the Target Proprietary Rights and/or any Target Product, as follows:
(i) Disclosure of Proprietary Rights Agreements. Schedule 3.11(d)(i) of the Target Disclosure Schedules lists any Contracts, licenses or other arrangements to which Target or any Affiliate is a party (a) granting any Person any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute any Target Product, with or without the right to sublicense the same; (b) granting any license of, any covenant not to assert/sue or other immunity from suit under or any other rights to any current or future Proprietary Rights, with or without the right to sublicense the same, granted by Target or granted to Target (other than licenses granted to Target for Off-the-Shelf Software) (the “Third Party In-licenses”); (c) regarding joint development of any products, any Target Product or Proprietary Rights; (d) by which Target grants any ownership right or title to any Proprietary Rights or by which Target is assigned or granted an ownership interest in any Proprietary Rights (the “Assignment Agreements”) other than agreements with contractors that assign or grant to Target ownership of Proprietary Rights developed in the course of providing services by such contractors; (e) under which Target grants or receives an option or right of first refusal or right of first negotiation relating to any Proprietary Rights; (f) pursuant to which Target has deposited or is required to deposit with an escrow agent or any other Person Target Proprietary Rights; and (g) limiting Target’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Target Proprietary Rights or any Target Product, including without limitation any covenant not to compete. With respect to each Third Party In-license and each Assignment Agreement, (i) each is in full force and effect as of the Closing Date, (ii) Target is in compliance with the terms and conditions thereof (including without limitation all diligence obligations), and (iii) there exists no default (or condition which, with the passage of time, the giving or notice or both) which would give rise to a right to terminate, convert rights to non-exclusive or otherwise limit rights granted to Target. Notwithstanding the foregoing, the Parties acknowledge that Dr. Hunter is a faculty member and employee of the University of Texas, and that as such, he is under an obligation to assign his rights in inventions, works of original authorship and other intellectual property of his creation to the University of Texas. Accordingly, insofar as any of the provisions of this Section 3.11(d)(i) apply to Dr. Hunter in his capacity as an Affiliate of Target, such provisions shall be construed to refer to the Target Product only.
(ii) Royalties. Target has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, use, exploitation, practice, sale or disposition of Target Proprietary Rights (or any tangible embodiment thereof) or the reproducing, making, using, selling, offering for sale, distributing or importing any Target Product.
(iii) Indemnification. Target has not entered into any Contract, license or other arrangement to defend, indemnify or hold harmless any Person against any charge of infringement of any Proprietary Rights, other than indemnification provisions contained in standard sales agreements or agreements with customers or end users arising in the ordinary course of the Business; copies of such indemnification agreements have been delivered to Acquiror or its counsel; and
(iv) No Breach. Neither Target, nor any other Person, is in breach of any Contract, license or other arrangement described in this Section 3.11(d) and Target has not notified any Person and no Person has notified Target of any such breach.
(e) No Third Party Rights in Target Proprietary Rights.
(i) No Joint Ownership. Target does not jointly own, license or claim any right, title or interest with any other Person of any Target Owned Proprietary Rights.
(ii) No Ownership. No current or former officer, manager, director, stockholder, member, consultant or independent contractor of Target by virtue of such status or relationship with Target has any right, title or interest in, to or under any Proprietary Rights related to any Target Products that have not been either (a) irrevocably assigned or transferred to Target or (b) licensed (with the unrestricted right to grant sublicenses) to Target under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(iii) No Challenges. Target has not received notice of any challenge or threatened challenge, and no Person has asserted or threatened a claim or made a demand, nor is there any proceeding pending or to the Knowledge of Target threatened nor are there any facts in existence which to the Knowledge of Target would be reasonably likely to give rise to any such challenge, claim, demand or proceeding, which would adversely affect (a) Target’s right, title or interest in, to or under the Target Proprietary Rights, (b) any Contract, license or other arrangement under which Target claims any right, title or interest under the Target Proprietary Rights or restricts the use, manufacture, transfer, sale, delivery or licensing by Target of any Target Proprietary Rights or any Target Product, or (c) the validity, enforceability or claim construction of any Patents.
(iv) No Restrictions. Target is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Target Proprietary Rights by Target, the use, manufacture, transfer, sale, importation or licensing of any Target Product, or which might reasonably be expected to affect the validity, use or enforceability of any Target Proprietary Rights;
(v) No Infringement by Other Persons. To the Knowledge of Target, no Target Proprietary Rights owned by or exclusively licensed to Target have been infringed, misappropriated or impermissibly disclosed by any Person.
(vi) Trademarks. No Registered Trademark owned by Target has lapsed, expired or been abandoned and Target has not received notice that any opposition, cancellation, re-examination or invalidity proceedings have been commenced related thereto in any jurisdictions where such procedures are available nor does there exist any fact to the Knowledge of Target that would reasonably likely lead to any such opposition.
(vii) No Conflicts. Other than as a result of his employment by Emory University and the University of Texas, there is not and has not been any restriction on Dr. Hunter’s ability to provide to Target all of Dr. Hunter’s right, title and interest in the information and materials (including but not limited to discoveries, improvements, processes, formulas, dates, know-how and trade secrets, patentable or otherwise) developed, conceived or reduced to practice by Dr. Hunter alone or with others that are or would be valuable to the making, research, development and/or commercialization of Target Products. No assignment by Dr. Hunter to Target or to CytRx violated any employment agreement (including any invention assignment or similar agreement) or policy or procedure to which Dr. Hunter was subject at the time of such assignment, including any obligation to Emory University or to the University of Texas System.
(viii) Prior Licenses. CytRx has not granted any license of or covenant not to assert/sue or other immunity from suit to any Person (other than Target) that provides such Person the right to make, have made, use, offer for sale, sell, distribute, import or otherwise practice or exploit purified poloxamer 188 for the treatment of sickle cell crisis.
(f) Patents.
(i) Proper Filing. All Patents owned by Target have been duly filed or registered (as applicable) with the applicable Governmental Authority, and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Authority, and have not lapsed, expired or been abandoned, and all Patents exclusively licensed to Target, to the Knowledge of Target, have been duly filed or registered (as applicable) with the applicable Governmental Authority, and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Authority and have not lapsed, expired or been abandoned. Target has made such filings under the Patent Cooperation Treaty (“PCT”) as are necessary or appropriate in order for Target to timely preserve its rights under the Patents in any jurisdiction subject to the PCT with respect to which the time to make national stage elections has not passed. Target and its patent counsel have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to those Patents owned or purported to be owned by Target and those Patents exclusively licensed to Target for which Target controls prosecution. Target and its patent counsel have made no misrepresentations in connection with the prosecution or maintenance of any such Patents;

(ii) Patents Generally. Except as set forth in Schedule 3.11(f)(ii) of the Target Disclosure Schedules, (a) all Patents owned by or purported to be owned by Target and all Patents exclusively licensed to Target, in each case, disclose patentable subject matter, have been prosecuted in good faith and are subsisting and in good standing and are not subject to any terminal disclaimer, (b) there are no inventorship challenges to any such Patents nor to the Knowledge of Target does there exist any fact that would reasonably likely lead to any such challenge, (c) no interference has been declared or provoked relating to any such Patents nor to the Knowledge of Target does there exist any fact that would reasonably likely lead to any such interference, (d) no opposition proceedings have been commenced related to such Patents in any jurisdictions where such procedures are available nor to the Knowledge of Target does there exist any fact that would reasonably likely lead to any such opposition, (e) to the Knowledge of Target there does not exist any fact that would reasonably likely lead to a finding of invalidity or unenforceability of any Issued Patent, and (f) all maintenance and annual fees have been fully and timely paid, and all fees paid, during prosecution and after issuance of any such Patent, have been paid in the correct entity status amounts, with respect to Issued Patents comprising such Patents; and
(iii) No Challenges. Target has not received any notice of any inventorship challenge, interference, invalidity or unenforceability with respect to Patents included in the Target Proprietary Rights.
(g) No Infringement by Target. The conduct of the Business, including the making, using, offering for sale, selling, otherwise distributing or importing of any Target Product, does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. No Person has asserted or threatened a claim, and neither to the Knowledge of Target are there any facts that would reasonably likely give rise to a claim nor has Target received any notification, that any Target Product (or the Target Proprietary Rights embodied in any Target Product) or the Business infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. No Person has notified Target in writing that Target requires a license to any of such Person’s Proprietary Rights and Target has not received any unsolicited written offer to license (or any other written notice of) any Person’s Proprietary Rights. Target has not obtained any non-infringement, freedom to operate, clearance or invalidity opinions from counsel (inside or outside counsel) regarding the Business or any Target Product.
(h) Trade Secrets. Target has taken commercially reasonable and customary measures and precautions to protect and maintain the confidentiality of all material Trade Secrets in which Target has any right, title or interest. Target has not disclosed any material Trade Secrets in which Target has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Trade Secret, or is otherwise lawful. Target has not received any notice from a third party that there has been an unauthorized use or disclosure of any Target Trade Secrets. No Person who has received any Trade Secrets from Target has refused to provide to Target, after Target’s request therefor, a certificate of return or destruction of any documents or materials containing Target Trade Secrets.

(i) Employee and Contractor Agreements.
(i) Employees. Target has never employed any Person. All current and former employees of CytRx who were involved in, or who contributed to, the creation or development of any Proprietary Rights or any Target Product have executed and delivered to CytRx written agreements (containing no material exceptions to or exclusions related to Target Product) regarding the protection of proprietary information and the irrevocable assignment to CytRx of any Proprietary Rights arising from services performed by such Persons. No current or former CytRx employee is in violation of any term of any such agreement as it relates to protection of proprietary information and the irrevocable assignment of Proprietary Rights arising from services performed by such Persons.
(ii) Contractors. All current and former consultants and independent contractors to Target who are or were involved in, or who have contributed to, the creation or development of any Proprietary Rights or any Target Product have executed and delivered to Target a written agreement (containing no material exceptions to or exclusions related to Target Product) regarding the protection of proprietary information and the irrevocable assignment to Target of any Proprietary Rights arising from services performed by such Persons, that is substantially similar to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered by Target to Acquiror. Schedule 3.11(i)(ii) of the Target Disclosure Schedules sets forth a list of consultants and independent contractors used by Target in connection with the conception, reduction to practice, creation, derivation, development, or making of the Target Proprietary Rights, any Target Product or any tangible embodiments thereof. No current or former consultant or independent contractor is in violation of any term of any such agreement as it relates to protection of proprietary information and the irrevocable assignment of Proprietary Rights arising from services performed by such Persons.
(j) No Standards Bodies. Target is not and has never been, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate Target to grant or offer to any other Person any license or right to the Target Proprietary Rights, including without limitation any future Proprietary Rights developed, conceived, made or reduced to practice by Target or any Affiliate of Target after the Agreement Date.
(k) No Government Funding. No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Target Proprietary Rights or any Target Product.
(l) No Limits on Rights. Except as set forth on Schedule 3.11(l) of the Target Disclosure Schedules, the execution, delivery or performance of this Agreement and the other Transaction Documents or any ancillary agreement contemplated hereby or thereby, the consummation of the transactions contemplated hereby and thereby and the delivery or satisfaction of any closing deliverable or condition will not contravene, conflict with or result in any termination of or new or additional limitations on Acquiror’s right, title or interest in or to the Target Proprietary Rights acquired by Acquiror under this Agreement.

3.12 Interested Party Transactions. Except as set forth on Schedule 3.12 of the Target Disclosure Schedules, Target is not, and in the prior two year period ending on the Agreement Date has not been, indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is, and in the prior two year period ending on the Agreement Date has been, indebted to Target.
3.13 Minute Books. The minute book of Target contains a materially complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the Agreement Date, and reflects all transactions referred to in such minutes accurately in all material respects.
3.14 Material Contracts.
(a) All of the Material Contracts of Target (as defined in this Section 3.14 below) are listed in Schedule 3.14 of the Target Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been delivered to Acquiror. With respect to each Material Contract: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and, to Target’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (b) subject to obtaining any Required Contract Consents (as defined below), the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (c) neither Target nor, to Target’s Knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Target or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract. Target is not a party to any oral contract, oral agreement or other oral arrangement. “Material Contract” means any contract, agreement or commitment to which Target is a party, other than with its lawyers or accountants (a) with receipts or expenditures reasonably expected to exceed $25,000; (b) required to be listed pursuant to Section 3.11; (c) requiring Target to indemnify any Person; (d) granting any exclusive rights to any party; (e) evidencing indebtedness for borrowed or loaned money of $10,000 or more, including guarantees of such indebtedness; or (f) that could reasonably be expected to have a Material Adverse Effect on Target if breached by Target in such a manner as would (I) permit any other party to cancel or terminate the same (with or without notice or passage of time); (II) provide a reasonable basis for any other party to claim monetary damages (either individually or in the aggregate with all other such claims under that contract) from Target in excess of $25,000; or (III) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

(b) Except for the consents set forth in Schedule 3.14(b) of the Target Disclosure Schedule (the “Required Contract Consents”), no prior consent of any party to a Material Contract is required for the consummation by Target of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.
3.15 Compliance with Laws. Target has complied with all Laws applicable to it, including the rules and regulations of the FDA or any other Governmental Authority, and is not in violation of, and has not received any written notices of violation with respect to such Laws, including any applicable licenses and permits for the export of any Target Product and any approvals for the conduct of clinical research. The studies, tests and preclinical or clinical trials related to Target Products were and, if still pending, are being, conducted in all material respects in accordance with all applicable Laws, experimental protocols, procedures and controls (including, without limitation, those administered by the FDA or any other Governmental Authority) and pursuant to, where applicable, accepted professional scientific standards and good clinical practices.
3.16 Litigation. Except as set forth on Schedule 3.16 the Target Disclosure Schedule: (a) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Authority, foreign or domestic, or, to the Knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such); (b) there is no proceeding pending or, to Target’s Knowledge, threatened, nor has any claim or demand been made to Target that challenges (i) the right, title or interest of Target in, to or under the Proprietary Rights in which Target has (or purports to have) any right, title or interest, (ii) the validity, enforceability or claim construction of any Patents comprising such Target Proprietary Rights, or (iii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target of Proprietary Rights of any other third party; and (c) there is no judgment, decree or order against Target or, to Target’s Knowledge, any of its directors or officers (in their capacities as such), that (i) restricts in any manner the use, transfer or licensing of any Proprietary Rights in which Target has (or purports to have) any right, title or interest, (ii) could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or (iii) that could reasonably be expected to have a Target Material Adverse Effect.
3.17 Business Activity Restriction. There is no agreement, judgment, injunction, order, decree or other instrument binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted by Target.
3.18 Employee Matters.
(a) Target does not currently have, and has never had, any employees. There are no proceedings pending or, to Target’s Knowledge, reasonably expected or threatened, between Target, on the one hand, and any person claiming the status of a current or former employee, on the other hand. There are no claims pending, or, to Target’s Knowledge, reasonably expected or threatened, against Target under any workers’ compensation or long-term disability plan or policy. Target has no material unsatisfied obligations relating to employees, former employees, or qualified beneficiaries pursuant to any federal or state law governing health care coverage extension or continuation. Neither Target nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(b) To the Knowledge of Target, no Target Stockholder, director, officer or consultant of Target is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of Target or that would interfere with the Business of Target. Neither the execution nor delivery of this Agreement, nor the carrying on of the Business of Target nor any activity of any officers, directors or consultants of Target in connection with the carrying on of the Business of Target will, to the Knowledge of Target, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors or consultants is now bound.
3.19 Employee Benefits.
(a) Neither Target nor any other Person under common control with Target or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) has ever maintained, established, sponsored, participated in, or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or has ever adopted any other plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by Target, any of its subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, director or consultant (whether domestic or international) (collectively, the “Target Employee Plans”). Neither Target nor any of its subsidiaries has made any plan or commitment to establish any new Target Employee Plan.
(b) Target is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, or to Target’s Knowledge threatened, or reasonably anticipated, against Target or any of their employees relating to any employee or Target Employee Plan.
3.20 Affiliate Transactions. Except as set forth on Schedule 3.20 of the Target Disclosure Schedule, no Affiliate of Target nor any stockholder, officer, director, partner, member, consultant or employee of any thereof, is at the Agreement Date a party to any transaction with Target, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of Real Property or Tangible Personal Property (including Target Proprietary Rights) to or from, or otherwise requiring payments to or from Target, or any Affiliate thereof.
3.21 Brokers’ and Finders’ Fee. Except as set forth on Schedule 3.21 of the Target Disclosure Schedule, no brokers, finders, investment bankers or consultants are entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.22 International Trade Matters. Target is, and at all times has been, in compliance with and is not in material violation of any International Trade Law (as defined below). “International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, any Laws related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same, and any Laws or orders issued thereunder.
3.23 Taxes and Tax Returns.
(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;
(b) Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct and have been completed in accordance with applicable law. All Taxes due and owing (whether or not shown on any Return) have been paid when due;
(c) As of the Agreement Date Target has, and as of the Closing Date Target will have, (i) timely withheld from its employees, independent contractors, customers, stockholders, and other Persons from whom it is required to withhold Taxes in compliance with all applicable law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority;
(d) During the period of all unexpired applicable statutes of limitations, Target has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Target that is not reflected as a liability on the Target Financial Statements, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;
(e) Target does not have any liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and Target has no Knowledge of any basis for the assertion of any such liability attributable to Target, its assets or operations;
(f) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax;

(g) Target’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified in writing by any government or taxing authority of any request for such an audit or other examination;
(h) Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;
(i) Target has made available to Acquiror copies of all material Returns filed for the three fiscal years prior to the Agreement Date;
(j) Target has never been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;
(k) Target has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing;
(l) Target has not agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;
(m) Target has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;
(n) Target has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes;
(o) There are (and immediately following the Closing there will be) no liens or encumbrances on the assets of Target relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;
(p) Target has neither requested nor received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign);
(q) No power of attorney with respect to Taxes has been granted with respect to Target;
(r) Target has not distributed any cash to any stockholder prior to the Closing Date for any reason, including as a dividend, repurchase, or redemption;
(s) No claim has been made by a taxing authority (domestic or foreign) in a jurisdiction where Target does not file Returns to the effect that Target may be subject to Tax by that jurisdiction;

(t) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date; and
(u) Notwithstanding anything in this Agreement and/or in this Section 3.23 to the contrary, neither Target nor Stockholder’s Agent makes any representation or warranty regarding the extent to which any of the tax attributes (including net operating loss carryforwards and general business credits) of Target are or may be limited by Section 382 or 383 of the Code (or any comparable provisions of any applicable state or local tax laws) for any period ending on or prior to the Closing Date. Neither Target nor Stockholder’s Agent (nor any other person or entity) has made any determination as to whether or to what extent Target has undergone an ownership change within the meaning of Section 382(g) of the Code (or comparable provisions of any applicable state or local tax laws) and, therefore, the Target may have undergone one or more such ownership changes. Notwithstanding any other provision in this Agreement to the contrary, the Target did not provide any information on its Returns with respect to Section 382 matters and to the extent such an ownership change occurred, the Target did not meet the reporting requirements of Treasury Regulation Section 1.382-11(a) (or comparable provisions of any applicable state or local tax laws or regulations).
3.24 Governmental Authorization.
(a) Target has all material permits, licenses, certificates, franchises, permissions, variances, clearances, registrations, designations, qualifications or authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authorities or pursuant to any Laws (collectively, “Authorizations”) required for the Business as now conducted, and such Authorizations are in full force and effect. All regulatory filings made with respect to Target Products have been accurate and complete in all material respects and have complied in all material respects with all applicable Laws. Target has provided to Acquiror copies of all regulatory filings and all material communications related to the Target Product with the FDA and any other Governmental Authority.
(b) Target has provided to Acquiror accurate and complete copies of each investigational new drug application (“IND”) and each similar state or foreign regulatory filing, including all related supplements, amendments and annual reports related to Target Products.
(c) Target has made available to Acquiror in an accurate and complete manner, all clinical data from clinical trials (including all adverse events) known to Target regarding Target Products.
(d) No clinical trial of Target Product has been suspended, put on hold or terminated prior to completion, and no IND for Target Product has been suspended, withdrawn, rejected or refused, in each case, as a result of any action by the FDA or any other Governmental Authority based on serious adverse effects on human health. Neither Target nor any prior developer of Target Product has received any written notice or other communication indicating that the FDA or any other Governmental Authority has commenced or threatened to initiate any action to terminate clinical development or to enjoin or place any material restriction on the production or testing of Target Product.

(e) All clinical trials of Target Product conducted by Target or any prior developer of Target Product or conducted by Persons (including, without limitation, vendors, suppliers, principal investigators, co-investigators, and sub-investigators) under contract with Target have complied, in all material respects, to the extent then applicable, with: (i) the International Conference on Harmonisation (ICH) Consolidated Guidance on Good Clinical Practice E6 and Good Distributions Practices, including any ICH clinical risk management and general principles; (ii) the Protection of Human Subjects and Financial Disclosure requirements of 21 C.F.R. Parts 50 and 54; (iii) the Institutional Review Board requirements found in 45 C.F.R. Part 46; (iv) the requirements of the Health Insurance Portability and Accountability Act of 1996 Privacy Rule as contained in 45 C.F.R. Part 164 (to the extent applicable); (v) the Electronic Records; Electronic Signatures requirements of 21 C.F.R. Part 11; (vi) the applicable clinical trial protocol; (vii) the FDA’s software validation principles; and (viii) all applicable state and foreign privacy laws and regulations.
(f) To the extent required by Law, all non-clinical laboratory testing pertaining to the Target Product by Target and any prior developer of Target Product or conducted by Persons under contract with Target or any prior developer, have complied in all material respects, with the Good Laboratory Practice requirements of 21 C.F.R. Part 58.
(g) Schedule 3.24(g) of Target’s Disclosure Schedule contains a true and complete list of all notices of inspectional observations (Form FDA 483), establishment inspection reports (EIRs), warning letters and other documents received from or issued by any Governmental Authority in the possession of Target within the past five (5) years that indicate or suggest lack of compliance with any applicable Laws by Target or any prior developer of the Target Product or Persons performing services for the benefit of Target or any prior developer, a complete list of which is set forth in Schedule 3.24(g) of the Target Disclosure Schedules.
(h) Neither Target nor any prior developer of the Target Product has used the services of any Person debarred under the provisions of 21 U.S.C. Section 335a(a) or (b) or any similar applicable Law. To Target’s Knowledge, no licensed professional or other individual who provided or provides services in connection with any clinical investigation related to Target Products or the operation of the facilities used in the development of Target Products has been or is currently in violation of any Laws or any order from any Governmental Authority relating to service provided to the Business, the violation of which would cause a Material Adverse Effect on Target. Neither Target nor any Representative of Target nor any prior developer of Target Product has ever been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized under 21 U.S.C. Section 335a(a) or (b).
3.25 Environmental. Except as would not be reasonably likely to result in a Material Adverse Effect of Target: (a) Target is in material compliance with applicable legal requirements with respect to environmental laws, rules, regulations and ordinances; and (b) Target has not transported, stored, used, manufactured, disposed of, released, removed or exposed any Person to Hazardous Materials in violation of any legal requirement or manufactured any product containing a Hazardous Material in violation of any legal requirement, nor has Target received notification from any party that it has or is alleged to have any remediation obligation relating to any Hazardous Material. A “Hazardous Material” shall mean any substance that has been designated by any Governmental Authority or by any legal requirements to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies.

3.26 Complete Copies of Materials. Target has provided or delivered each material document as set forth herein and has made available true and complete copies of each document that has been requested by Acquiror or its counsel in connection with their due diligence review of the Merger.
3.27 Disclosure. No representation or warranty by Target in this Agreement and no statement contained in any document or other writing furnished or to be furnished to Acquiror or its Representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading. There has been no event or transaction (other than the transactions contemplated hereby and the matters related thereto) which has come to the attention of Target (other than events or information relating to economic conditions of general public knowledge) which could reasonably be expected to have a Material Adverse Effect on Target.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Acquiror and Merger Sub represent and warrant to Target the following as of the Closing Date:
4.1 Organization and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the Merger. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
4.2 Authority Relative to this Agreement. Each of Acquiror and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder (including, subject to Stockholder Approval of the Proposal to the extent required by applicable Law or stock exchange rule, the issuance of the Acquiror Common Stock described herein), and to consummate the Merger and the transactions contemplated by the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the Merger have been duly and validly authorized by all necessary corporation action on the part of Acquiror and Merger Sub, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the Merger. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, each such agreement constitutes a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to the Bankruptcy Exception.

4.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by Acquiror and Merger Sub do not, and the performance by Acquiror and Merger Sub of their obligations hereunder and thereunder and the consummation of the Merger and the transactions contemplated by the other Transaction Documents will not: (a) conflict with or violate any provision of Acquiror’s and or Merger Sub’s certificate of incorporation or bylaws, each as amended to date, or any resolutions adopted by the Board of Directors of Acquiror and Merger Sub; or (b) assuming that all filings and notifications described in Section 4.4 have been made, conflict with or violate any Laws or order applicable to Acquiror or Merger Sub or by which Acquiror or Merger Sub is bound or affected.
4.4 Required Filings and Consents. Except for any applicable notifications and approvals required by the Qualified Stock Exchange, the Stockholder Approval of the Proposal, filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and state securities or blue sky laws, the execution and delivery of this Agreement and the other Transaction Documents by Acquiror do not, and the performance by Acquiror of its obligations hereunder and thereunder and the consummation of the Merger and the transactions contemplated by the other Transaction Documents will not, require any consent, approval, authorization or permit of, or filing by Acquiror with or notification by Acquiror to, any Governmental Authority.
4.5 No Finder. Other than with respect to Canaccord Genuity Inc. pursuant to an engagement letter, dated June 16, 2010, neither Acquiror nor any Person acting on behalf of Acquiror has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a claim for any such payment could be based.
4.6 SEC Documents; Financial Statements.
(a) The Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is quoted on the Qualified Stock Exchange and Acquiror has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Acquiror Common Stock under the Exchange Act or delisting the Acquiror Common Stock from the Qualified Stock Exchange, nor has Acquiror received any notification that as of the Agreement Date the SEC or the Qualified Stock Exchange is contemplating terminating such registration or listing. Acquiror is in compliance with the listing or maintenance requirements of the Qualified Stock Exchange, except as would not reasonably be expected to result in the delisting of the Acquiror Common Stock from the Qualified Stock Exchange.
(b) Acquiror has been subject to, and has complied with, all of the reporting requirements of the Exchange Act for the twelve (12) month period preceding the Closing and Acquiror is eligible to register securities on Form S-3 under the Securities Act. Each Acquiror SEC Report filed prior to the Agreement Date complied, as of its respective date, in all material respects with the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Report.

(c) Except to the extent that any information contained in an Acquiror SEC Report has been revised or superseded by a subsequent Acquiror SEC Report filed prior to the Agreement Date, the financial statements of Acquiror included in the Acquiror SEC Reports filed prior to the Agreement Date complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods presented, and fairly presented the financial position of Acquiror as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to the absence of footnotes and to year-end adjustments which are immaterial in amount).
4.7 Issuance of Shares. Subject to the accuracy of any representations and warranties made by Target Stockholders at the time of such issuance, the issuance and delivery of any shares of Acquiror Common Stock pursuant to this Agreement is and shall be in compliance with applicable federal and state securities laws and such shares, when issued, shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens and restrictions on transfer, other than those Liens or restrictions specifically set forth and imposed in this Agreement and the other Transaction Agreements.
4.8 No Other Representations. Target acknowledges that Acquiror does not make any representation or warranty with respect to any projections, estimates, budgets or clinical or regulatory milestones delivered to or made available to Target of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Acquiror or the future business and operations of Acquiror.
ARTICLE V
CLOSING CONDITIONS
5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:
(a) Stockholder Approval. This Agreement and the Merger shall be approved by the Target Stockholders by the requisite vote under Delaware Law, other applicable law and Target’s Certificate of Incorporation.
(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would reasonably be expected to have a Material Adverse Effect on Target, either individually or combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.
(c) Governmental Approval. Acquiror, Target, Merger Sub and the Stockholders shall have timely obtained from each applicable Governmental Authority all approvals, waivers and consents, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby.

5.2 Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:
(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representation or warranty, on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the Agreement Date or as of another date, which shall be true and correct as of such date).
(b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.
(c) Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by an executive officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.
(d) Escrow Agreement. The Escrow Agent shall have delivered to Target the Escrow Agreement duly executed by the Escrow Agent.
(e) Dr. Hunter Board Observation Rights Letter. Acquiror shall have executed and delivered a board observation rights letter to Target related to the attendance of Dr. Hunter at portions of certain meetings of Acquiror’s Board of Directors, in the form attached hereto as Exhibit F.
(f) Transfer and Voting Agreement. Acquiror shall have executed and delivered to Target the Transfer and Voting Agreement.
(g) Such other documents as are required to be delivered by Acquiror to Target pursuant to this Agreement.
5.3 Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:
(a) Representations, Warranties and Covenants. The representations and warranties of Target in this Agreement shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representation or warranty, on and as of the Agreement Date and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the Agreement Date or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.
(c) Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target, by the Chief Executive Officer and Chief Financial Officer of Target certifying that the conditions set forth in Sections 5.3(a) and 5.3(b) have been satisfied.
(d) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Authority is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Authority in which such Governmental Authority indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or, or from Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.
(e) No Other Litigation. There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror, or from Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Common Stock; or (iv) which would affect adversely the right of Acquiror or Target to own the assets or operate the business of Target.
(f) Employment of Dr. Emanuele. Dr. Emanuele shall have accepted employment with Acquiror by the execution and delivery to Acquiror of an offer letter and Proprietary Rights and Non-Disclosure Agreement in a form provided by Acquiror and reasonably acceptable to Dr. Emanuele.
(g) CytRx License Agreement. Evidence reasonably satisfactory to Acquiror that the CytRx License Agreement is in full force and effect pursuant to its terms.
(h) Organization Agreement. Evidence reasonably satisfactory to Acquiror that the certain Agreement between Dr. Robert Hunter and CytRx Corporation, dated as of October 20, 2003, as amended from time to time, has been terminated.
(i) Amendment to CytRx License Agreement. Target shall have executed and delivered to Acquiror an amendment to the CytRx License Agreement, in the form attached hereto as Exhibit G.
(j) Transfer and Voting Agreement. The counterparties to the Transfer and Voting Agreement shall have executed and delivered to Acquiror the Transfer and Voting Agreement.

(k) Escrow Agreement. The Escrow Agent and Target shall have delivered to Acquiror the Escrow Agreement duly executed by the Escrow Agent and Stockholders’ Agent.
(l) Release and Termination of Security Interests. Target’s assets shall have been released from all security interests thereon and Target shall have taken all steps necessary to terminate all UCC financing statements which have been filed with respect to such security interest, if any.
(m) Consents Obtained. All consents and approvals of any Person necessary to the consummation of the Closing and the Merger, including the Required Contract Consents set forth on Schedule 3.14(b) of the Target Disclosure Schedules and approvals from parties to loans, contracts, leases or other agreements and consents and approvals from governmental agencies, whether federal, state or local shall have been obtained, and a copy of each such consent or approval shall have been provided to Acquiror.
(n) No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target, taken as a whole, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target; provided, however, Target, in its discretion, shall be entitled to use, pay out or distribute any cash of Target prior to Closing.
(o) Dissenters’ Rights. Not more than three percent (3%) of the Target Common Stock outstanding immediately prior to the Effective Time shall be eligible as Dissenting Shares.
(p) Target Invention Assignment and Release Agreement. Target shall have delivered to Acquiror the Invention Assignment and Release Agreement for each of the consultants listed in Schedule 3.18(b) of the Target Disclosure Schedule.
(q) FIRPTA Documents. Target shall have delivered to Acquiror (i) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations, and (ii) the notification to the Internal Revenue Service required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations.
(r) Closing Payment Schedule. Acquiror shall have received the Closing Payment Schedule, accompanied by reasonably detailed supporting documentation reasonably satisfactory to Acquiror (including written confirmations, in a form satisfactory to Acquiror) from those Representatives of Target identified by Acquiror as to all amounts paid, owed and to be owed by Target with respect to services performed by them through the Closing Date (or following the Closing Date with respect to the transactions contemplated hereby).
(s) Resignation Letters. Target shall have delivered to Acquiror written resignations of all officers and directors of Target effective as of the Effective Time.

(t) A certificate of the Secretary of Target certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of the Certificate of Incorporation and Bylaws, and all amendments thereto; (B) is a true copy of all corporate actions taken by it, including unanimous written resolutions of its Board of Directors and all other parties as required by Target’s Certificate of Incorporation, authorizing the consummation of the Merger and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Target pursuant hereto; (C) is a true copy of all resolutions of Target Stockholders authorizing the consummation of the Merger and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Target pursuant hereto and (D) the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement, the Transaction Documents to which Target is a party and any certificate, document or other instrument in connection herewith.
(u) Certificates of good standing (including tax good standings) from the appropriate state agencies, dated as of a date not more than three (3) days prior to Closing Date, certifying that Target is in good standing in the State of Delaware and in each jurisdiction in which Target is qualified to do business as a foreign corporation, including the States of Texas and Georgia.
(v) A duly executed legal opinion from Foley & Lardner LLP, Target’s legal counsel, dated as of the Closing Date and addressed to Acquiror, in a form mutually agreed to by Target and Acquiror.
(w) Non-Competition and Non-Solicitation Agreements. Each of Robert L. Hunter, Martin Emanuele and M. Balasubramanian shall have entered into the Non-Competition and Non-Solicitation Agreements in the form attached hereto as Exhibit H (the “Non-Competition Agreement”).
(x) Executed copies of the Certificates.
(y) Target shall have delivered to Acquiror the Target Financial Statements, in a form reasonably acceptable to Acquiror.
(z) Acquiror shall have received a fully executed copy of the Capitalization Agreement.
(aa) Acquiror shall have received (i) a letter from Dr. Robert Hunter acknowledging the satisfaction of all outstanding Indebtedness owed to him and (ii) customary payoff letters reasonably satisfactory to Acquiror and its counsel from the brokers listed on Schedule 3.21 of the Target Disclosure Schedule and relating to the repayment of all Indebtedness set forth in the Closing Payment Schedule.
(bb) Acquiror shall have received the Icahn Waiver.
(cc) Such other documents and instruments as may be reasonably requested by Acquiror to consummate the Merger and to carry out the obligations of the Parties hereunder.
ARTICLE VI
COVENANTS
6.1 Conduct Prior to the Effective Time.
(a) Conduct of Business of Target. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror):

(i) to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted;
(ii) to pay its debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) to Acquiror’s consent to the filing of material Tax Returns, if applicable;
(iii) to pay or perform other obligations when due; and
(iv) to use all reasonable efforts consistent with past practice to keep available the services of its present officers and key consultants and preserve its relationships with suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be materially unimpaired at the Effective Time.
(b) Notification by Target. Target agrees to promptly notify Acquiror of (i) any material event or occurrence not in the ordinary course of Target’s business, and of any event which could reasonably be expected to have a Material Adverse Effect on Target, and (ii) any change in its capitalization as set forth in Section 3.6. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror:
(i) Charter Documents. Cause or permit any amendments to Target’s Certificate of Incorporation or Bylaws;
(ii) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;
(iii) Stock Option Plans, Etc. Adopt any form of equity based compensation plan;
(iv) Issuance of Securities. Except in connection with (a) the repayment of the indebtedness set forth on the Closing Payment Schedule and (b) the engagement of the finders or brokers listed in Section 3.21, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;
(v) Intellectual Property. Enter into or amend any agreements pursuant to which Target transfers to any Person or entity any rights to its Proprietary Rights or any other party is granted rights of any type or scope with respect to any of Target’s proposed products or Proprietary Rights, other than in the ordinary course of business consistent with past practice;

(vi) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, other than in the ordinary course of business consistent with past practice;
(vii) Indebtedness. Incur any Indebtedness, or guarantee any such Indebtedness, or issue or sell any debt securities or guaranty any debt securities of others, in excess of $25,000 in the aggregate;
(viii) Agreements. Enter into, terminate or amend, in a manner that will adversely affect the business of Target, (i) any agreement involving the obligation to pay or the right to receive $25,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Proprietary Rights or rights to market or sell any Target Product or (iii) any other agreement material to the business or prospects of Target or that is or would be a Material Contract;
(ix) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $10,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, except Transaction Expenses, or other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;
(x) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $10,000 in the aggregate;
(xi) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;
(xii) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;
(xiii) Employee Benefit Plans; New Hires. Adopt any plan that would constitute a Target Employee Plan except in order to comply with applicable laws or regulations, or hire any new employee, or pay any discretionary bonus, special remuneration or special noncash benefit, other than in the ordinary course of business consistent with past practice;
(xiv) Severance Arrangements. Grant or pay any severance or termination pay or benefits to any director, officer or consultant, except for payments made pursuant to written agreements outstanding on the Agreement Date and disclosed on the Target Disclosure Schedule;
(xv) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Business of Target, provided that it consults with Acquiror prior to the filing of such a suit or (iii) for a breach of this Agreement or the other Transaction Documents;
(xvi) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(xvii) Taxes. Other than in the ordinary course of business, or as required by Laws make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material tax Return or any amendment to a material tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;
(xviii) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP; or
(xix) Other. Take or agree in writing or otherwise to take any of the actions described in Sections 6.1(b)(i) through (xviii) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.
6.2 No Solicitation.
(a) From and after the Agreement Date until the Effective Time, Target shall not, directly or indirectly through any officer, director, representative or agent of Target or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving Target other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.
(b) Target shall notify Acquiror promptly after receipt by Target (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any Person that informs Target that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail, to the extent known by Target, the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.
6.3 Solicitation Statement.
(a) As soon as practicable after the execution of this Agreement, Target shall prepare (or complete the preparation of), with the cooperation of Acquiror, a solicitation statement for the solicitation of approval of the Target Stockholders describing this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. Acquiror shall provide such information about Acquiror as Target shall reasonably request.

(b) Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the solicitation statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the solicitation statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the solicitation statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The solicitation statement shall contain the unanimous recommendation of the Board of Directors of Target that the Target Stockholders approve the Merger and this Agreement and the unanimous conclusion of the Board of Directors of Target that the terms and conditions of the Merger are fair and reasonable to the Target Stockholders. Anything to the contrary contained herein notwithstanding, Target shall not include in the solicitation statement any information with respect to Acquiror unless the form and content of which information shall have been approved by Acquiror prior to such inclusion.
6.4 Approval of Target Stockholders. Target shall promptly after the execution of this Agreement take all action necessary in accordance with the Delaware Law, other applicable law and the Target Certificate of Incorporation and Bylaws of Target to use commercially reasonable efforts to obtain the written consent of the Target Stockholders holding at least a majority of the outstanding shares of Target Common Stock.
6.5 Access to Information.
(a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access at normal business hours during the period prior to the Effective Time to (i) all of Target’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. All such information shall be subject to the terms of the Confidentiality Agreement (as defined below).
(b) Subject to compliance with applicable Laws, from the Agreement Date until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations. All such reports shall be subject to the terms of the Confidentiality Agreement (as defined below).
(c) No information or Knowledge obtained in any investigation pursuant to this Section 6.5 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.
6.6 Confidentiality. The parties acknowledge that Acquiror (or one of its Affiliates) and Target have previously executed a nondisclosure agreement dated as of August 16, 2010, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto.
6.7 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Laws or by obligations pursuant to any listing agreement with any national securities exchange.

6.8 Regulatory Approval; Further Assurances.
(a) Each party shall use all reasonable efforts to file, as promptly as practicable after the Agreement Date and in any event no later than the due dates therefor, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority. Each of Target and Acquiror shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Merger.
(b) Subject to Section 6.8(c), Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.8(c), each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
(c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) discontinue offering any product or service, or commit to cause Target to discontinue offering any product or service; (iii) license or otherwise make available to any Person, any technology, software or other Proprietary Rights, or commit to cause Target to license or otherwise make available to any Person any technology, software or other Proprietary Rights; (iv) hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; or (v) make any commitment to any Governmental Authority regarding its future operations or the future operations of Target.

6.9 Notification of Certain Matters. Each of Target and Acquiror shall give prompt notice to the other if any of the following occurs after the Agreement Date and prior to the Effective Time: (a) receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Material Contract; (b) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects; (e) the commencement or threat of any action involving or affecting Target or Acquiror or any of their respective properties or assets; (f) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by Target or Acquiror of any provision of this Agreement applicable to it; (g) the occurrence of any fact or event of which such party becomes aware that results in the material inaccuracy in any representation or warranty of such party in this Agreement; and (h) the occurrence of any event that, had it occurred prior to the Agreement Date without any additional disclosure hereunder, would have constituted a Material Adverse Effect of Target or Acquiror; provided, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information.
6.10 Acquiror Stockholder Approval; Proxy Statement. Acquiror shall, at the next annual meeting of stockholders of Acquiror or, in Acquiror’s discretion, at a special meeting of the stockholders of Acquiror that takes place prior to the next annual meeting of stockholders of Acquiror but following the Closing Date (in each case, a “Stockholder Meeting”), submit for Stockholder Approval a proposal to authorize the issuance of the Milestone Shares (the “Proposal”). Acquiror will prepare and file with the SEC a proxy statement to be sent to Acquiror’s stockholders in connection with the Stockholder Meeting (the “Proxy Statement”). Subject to the directors’ fiduciary duties as determined in good faith by Acquiror’s Board of Directors, the Proxy Statement shall include Acquiror’s Board of Directors’ recommendation that the stockholders vote in favor of the Proposal. Target agrees to furnish to Acquiror all information concerning Target, Target Stockholders and its Affiliates as Acquiror may reasonably request in connection with preparing the Proxy Statement and holding the Stockholder Meeting.
6.11 Board of Directors. As of immediately following the Closing and subject to increasing the size of Acquiror’s Board of Directors to six (6) members, an individual proposed by Target and reasonably acceptable to Acquiror will be appointed to Acquiror’s Board of Directors, who shall be Lewis J. Shuster.
6.12 Change of Control. Until the earlier of (a) the achievement of the Third Milestone and (b) the date that is four (4) years following the Agreement Date, Acquiror will not consummate a Change of Control that involves all or substantially all of the Target Assets with a third party (a “Change of Control Acquiror”), except (x) in connection with an Exempt Transaction or (y) with the written consent of Target, which consent shall not be unreasonably withheld, conditioned or delayed. The foregoing sentence does not limit Acquiror’s ability to divest or transfer all or substantially all of the Target Assets; provided Target Stockholders’ equity ownership in the entity acquiring the Target Assets is substantially the same as their respective ownership interests in Acquiror immediately prior to such divestment or transfer.

6.13 Expenses. Each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the Merger, including all fees and expenses of its Representatives; provided, however, that, promptly following the Closing, Acquiror shall pay or reimburse the reasonable fees and expenses of Foley & Lardner LLP, counsel to Target, incurred by Target in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents, in an amount of up to $25,000. Any reasonable fees and expenses of Foley & Lardner LLP in excess of $25,000 shall be paid by Acquiror as Transaction Expenses pursuant to the offset provisions set forth in Section 2.6(g), except to the extent notified by the Target prior to the Closing Date that all or a portion of such fees and expenses will be paid directly by Target.
6.14 Tax Matters.
(a) Acquiror shall be responsible for filing all Tax Returns required to be filed by the Target after the Closing Date for any Pre-Closing Tax Periods and Straddle Periods; provided that Acquiror shall provide each such Tax Return to the Stockholders’ Agent for his review and comment at least ten (10) Business Days prior to the date in which such Tax Return is to be filed. Acquiror shall consider in good faith the comments of the Stockholders’ Agent to each such Tax Return. Notwithstanding anything in this Agreement to the contrary, neither Acquiror nor Target will, following the Closing, make any change, modification or amendment to any Tax Return (other than a change, modification or amendment which is required to be made by applicable Laws) if such change, modification or amendment would result in any indemnity obligation under this Agreement, unless Acquiror and the Stockholders’ Agent each have consented in advance thereto in writing.
(b) The parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The parties will provide each other with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.
(c) Any Tax sharing or similar agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, neither Acquiror nor the Target shall be bound thereby or have any liability thereunder.
(d) If, subsequent to the Closing, any of Acquiror, Target or the Stockholders’ Agent receives notice of a Tax claim by any Governmental Authority that, if successful, might result in an indemnity payment hereunder (a “Tax Claim”), then within fifteen (15) business days after receipt of such notice, Acquiror, Target or the Stockholders’ Agent, as the case may be, shall give written notice of such Tax Claim to the other parties. The Stockholders’ Agent shall have the right to participate in, but not control, the conduct and resolution of any Tax Claim relating to a Pre-Closing Tax Period or a Straddle Period. Acquiror shall keep the Stockholders’ Agent informed of all developments on a timely basis with respect to any audit controlled by Acquiror relating to any Pre-Closing Tax Period or Straddle Period and will not resolve any related Tax Claim which may give rise to any indemnity obligation under this Agreement unless the Stockholders’ Agent has consented in advance thereto in writing, which consent shall not be unreasonably withheld or delayed. Each party shall bear its own costs incurred in participating in any proceeding relating to any Tax Claim.

(e) Following the Closing Date, Acquiror will use commercially reasonable efforts to continue at least one significant historic business line of Target, or use at least a significant portion of Target’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations promulgated under the Code. It is acknowledged and agreed that, to the extent consistent with applicable Laws and to the extent Stockholder Approval is obtained on or before December 31, 2011, the Merger shall be reported and treated by the parties to this Agreement as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provisions of applicable state or local tax laws) and each of the parties shall use commercially reasonable efforts to cause the Merger to meet the applicable requirements of a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, in the event that (i) Stockholder Approval is obtained on or before December 31, 2011, (ii) Acquiror determines that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, and (iii) the Stockholders’ Agent disputes such determination, the parties will work together in mutual good faith to resolve their disagreement. If such disagreement cannot be resolved after thirty (30) days, the parties will submit such dispute to an independent, mutually agreed upon nationally recognized accounting firm for their determination as to whether there is a “more likely than not” basis for reporting the Merger as a “reorganization” in which case Acquiror shall so report the Merger for all applicable tax reporting purposes, though if such accounting firm determines that there is no such “more likely than not” basis, then Acquiror shall so report the Merger in accordance with such determination.
6.15 Acquiror Effort. Acquiror shall use its commercially reasonable best efforts (i) to request a meeting with the FDA to occur within nine (9) months of the Closing Date (or such later time as the Acquiror and the Stockholders’ Agent may agree) for the purpose of discussing clinical development and regulatory approval of a Target Product and (ii) during the one (1) year period following the Closing Date, to conduct the activities set forth on Exhibit I; provided, however, that the cost of each such activity (as negotiated with third party service providers) does not exceed the dollar amount set forth across from each such activity; provided, further, Acquiror shall be relieved of such obligations in the event of a Triggering Event. Except to the extent otherwise governed by this Section 6.15, Acquiror shall use commercially reasonable efforts until the earlier of achievement of the Third Milestone or the date that is four (4) years after the Agreement Date to develop a Target Product in the Territory; provided, this obligation shall expire upon the earlier of a Triggering Event or a Change of Control.
6.16 Registration Rights. Acquiror agrees to file with the SEC as soon as reasonably practicable, but in no event later than one hundred twenty (120) days following the Effective Time, a re-sale registration statement on Form S-3 with respect to the Closing Shares and the Milestone Shares (including the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the “Mandatory Registration Statement”). Acquiror shall use its commercially reasonable efforts to keep any Mandatory Registration Statement continuously effective (a) regardless of whether Stockholder Approval of the Proposal is obtained, for six (6) months following achievement of the First Milestone or the date that is eighteen (18) months after the Agreement Date, whichever is earlier; and (b) if Stockholder Approval of the Proposal is obtained, for six (6) months following the Third Milestone Stock Payment or the date that is four (4) years after the Agreement Date, whichever is earlier; provided, however, in the event of a Triggering Event or in the event that Acquiror reasonably and in good faith determines that the First Milestone, Second Milestone or Third Milestone, as applicable, is not achievable, the obligations of Acquiror set forth in this Section 6.16 shall terminate. During such time, Acquiror may suspend the use of any Mandatory Registration Statement by written notice to the Stockholders’ Agent for a period not to exceed an aggregate of sixty (60) calendar days.

6.17 Director and Officer Liability and Indemnification.
(a) Acquiror agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of Target as provided in the Target organizational documents immediately prior to the Effective Date, and each of the foregoing who served as a director or officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Target, in and to the extent of their capacities as such and not as stockholders of Target or otherwise (each, together with such person’s heirs, executors or administrators, a “Director/ Officer Indemnified Party”), as the case may be, shall survive the Merger and shall continue in full force and effect for a period of *** from the Effective Time. Notwithstanding the foregoing, the Section 6.17 shall not apply to any claims made by stockholders, officers or directors of Target. Acquiror shall, and shall cause the Surviving Corporation to carry out the obligations of this Section 6.17.
(b) The rights of each Director/Officer Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Director/Officer Indemnified Party may have under the Target certificate of incorporation or bylaws or other organization documents of the Surviving Corporation or Delaware Law. The provisions of this Section 6.17 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Director/Officer Indemnified Party (and any other individuals entitled to indemnification or similar rights under Section 6.17(a)).
(c) In the event the Acquiror, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Acquiror or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.17.
6.18 Survival of Additional Covenants. The covenants and obligations set forth in this Article VI shall survive the Closing.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 7.1(a) through Section 7.1(c), by written notice by the terminating party to the other parties):
(a) by the mutual written consent of Acquiror and Target;

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(b) by either Acquiror or Target if the Merger shall not have been consummated by May 2, 2011; provided, however, that the right to terminate this Agreement under this Section 7.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;
(d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 5.1 or 5.3 (in the case of termination by Acquiror) or Section 5.1 and 5.2 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party; or
(e) by Acquiror, if the condition set forth in Section 5.1(a) shall not have been satisfied by 5:00 p.m. Pacific time on the second day following the Agreement Date.
7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.6, 6.7, 6.13 and 9 shall remain in full force and effect and survive any termination of this Agreement.
7.3 Amendment. Subject to the provisions of applicable legal requirements, prior to the Effective Time, the parties hereto may amend this Agreement only by authorized action at any time before or after the adoption of this Agreement by the Target Stockholders pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such adoption of this Agreement by the Target Stockholders, no amendment shall be made which by law requires further approval by the Target Stockholders without such further stockholder approval). To the extent permitted by applicable legal requirements, from and after the Effective Time, Acquiror and the Stockholders’ Agent may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and the Stockholders’ Agent.
7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION
8.1 Escrow Fund.
(a) At the time Acquiror issues Target Stockholders the Closing Shares, Acquiror shall deposit, in accordance with the Escrow Agreement, the Closing Escrow Amount with the Escrow Agent as security for the indemnification obligations of Target under Section 8.2 hereof (such deposit to constitute the “Escrow Fund”) to be governed by the terms and conditions set forth herein and in the Escrow Agreement. In addition, the Escrow Fund shall be increased, as applicable, as follows: at the time Acquiror pays to Target Stockholders the First Milestone Payment, Acquiror shall deposit, in accordance with Section 2.8(b), the First Milestone Escrow Amount, if any, with the Escrow Agent. Any Acquiror Common Stock deposited in the Escrow Fund and/or that is offset or withheld pursuant to Section 8.10 from an Applicable Milestone Payment that is used to indemnify an Acquiror Indemnified Person shall be valued at the Fair Market Value of Acquiror Common Stock immediately prior to the date a notice of claim for indemnification is delivered to Stockholders’ Agent. All costs and expenses of the Escrow Fund shall be paid by Acquiror.
(b) Release From Escrow.
(i) On the 12-month anniversary of the Closing Date, the Escrow Agent shall release from the Escrow Fund to Target Stockholders on a pro rata basis in accordance with the terms and conditions of the Escrow Agreement one hundred percent (100%) of the Escrow Shares (less any amounts that have previously been used to satisfy any claim or claims for Damages on or prior to such date) not then subject to pending, or resolved but not yet paid, claims for indemnification by an Acquiror Indemnified Person.
(ii) Any portion of an Applicable Escrow Amount held after an applicable release date as a result of this Section 8.1(b), shall be released to Target Stockholders on a pro rata basis or released to the relevant Acquiror Indemnified Person (as appropriate) promptly upon resolution of each specific indemnification claim involved.
8.2 Indemnification.
(a) Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by Target or Acquiror herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing until the earlier of (i) FDA Approval or (ii) the third anniversary of the Closing; provided, that the representations and warranties set forth in Sections 3.1 (Organization and Qualification; Capitalization; Subsidiaries), 3.2 (Authority Relative to this Agreement) and 3.6 (Capital Structure) shall survive indefinitely, and the representations and warranties in Sections 3.11 (Intellectual Property), 3.21 (Brokers’ and Finders’ Fees) and 3.23 (Taxes and Tax Returns) shall survive the Closing until the date upon which the applicable statute of limitations expires (and thereafter until resolved if a claim has been made prior to such expiration date); provided, further, that any claims for indemnification involving fraud or intentional misrepresentation shall survive indefinitely.
(i) Subject to the limitations set forth in this Section 8, the Target Stockholders shall severally in accordance with their respective ownership interests in the Acquiror Common Stock indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, Taxes and expenses, including, without limitation, costs and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages”), resulting from or arising out of:

(A) any misrepresentation or breach or nonfulfillment of, or default in connection with, any of the representations and warranties given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement or in any certificate or document furnished pursuant hereto by Target to Acquiror;
(B) any non-fulfillment or breach of any covenant or agreement made by Target in this Agreement;
(C) the exercise by any Dissenting Stockholder of dissenters’ rights under Delaware Law or other applicable law;
(D) defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Acquiror Indemnified Person to indemnification hereunder;
(E) any and all Liabilities of the Target existing as of the Closing Date, other than the payment of reasonable fees and expenses of Foley & Lardner LLP as contemplated by Section 6.13;
(F) the Tax indemnification set forth in Section 8.11 below;
(G) the SBIR grant which provided funding for renal remnant model used for demonstrating benefit of purified P188;
(H) the Cooperative Research and Development Agreement for Material Transfer dated as of December 29, 2006 between U.S. Army Institute of Surgical Research and Target;
(I) the proposals between Mentara, Inc. and Target, dated as of July 24, 2010 and September 24, 2010 respectively, including any amendments thereto;
(J) the Sponsored Research Agreement dated March 1, 2010 between The Methodist Hospital Research Institute and Target; and
(K) the grant of any options or other equity based compensation to members of Target’s scientific advisory board (whether or not such scientific advisory board was ever convened).
(ii) Subject to the limitations set forth in this Section 8, Acquiror, Merger Sub and Surviving Corporation shall jointly and severally indemnify and hold harmless the Target Stockholders and their respective agents, Affiliates, attorneys, representatives, employees, heirs, executors, successors and assigns and each Person, if any, who controls or may control a Target Stockholder within the meaning of the Securities Act (individually a “Target Indemnified Person” and collectively the “Target Indemnified Persons”) from and against any Damages resulting from or arising out of:

(A) any misrepresentation or breach or nonfulfillment of, or default in connection with, any of the representations and warranties given or made by Acquiror or Merger Sub in this Agreement, or any exhibit or schedule to this Agreement or in any certificate or document furnished pursuant hereto by Acquiror or Merger Sub to Target;
(B) any non-fulfillment or breach of any covenant or agreement made by Acquiror or Merger Sub in this Agreement; and
(C) defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle a Target Indemnified Person to indemnification hereunder.
(iii) Nothing in this Agreement shall limit the liability in amount or otherwise of a party to this Agreement (A) for any breach of any representation, warranty or covenant if the Merger does not close; or (B) with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.
(b) Threshold for Claims. No claim for Damages shall be made under Section 8 unless the aggregate of Damages exceeds Twenty Five Thousand Dollars ($25,000) for which claims are made hereunder by the Acquiror Indemnified Persons, in which case the Acquiror Indemnified Person shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 8.2(b) (the “Limitation”); provided, however, that the Limitation shall not apply with respect to any Damages arising from, or directly or indirectly related to (i) any inaccuracy in the Closing Payment Schedule (including, but not limited to, with respect to the amount of Indebtedness or Transaction Expenses of Target), (ii) Section 8.2(a)(i)(C)-(K), or (iii) fraud or intentional misrepresentation. Notwithstanding anything in this Agreement to the contrary, for the purposes of calculating Damages under Section 8, once the threshold for claims set forth in this Section 8.2(b) has been met, the representations and warranties of Target in this Agreement that are qualified by Knowledge of Target, materiality or Material Adverse Effect shall be deemed to be made without such Knowledge, materiality or Material Adverse Effect qualifiers.
(c) Cap on Indemnification. Target Stockholders shall be liable for claims for Damages made under Section 8.2(a)(i)(A), Section 8.2(a)(i)(D) and Section 8.2(a)(i)(E) in an amount not to exceed (x) the aggregate of the Applicable Escrow Amounts (the “Escrow Cap”) plus (y) the Offset; provided, however, that the Escrow Cap shall not apply to any Damages based upon, resulting from or intentional misrepresentation or arising out of, or directly or indirectly related to (i) any claims for indemnification involving fraud or (ii) any inaccuracy in the Closing Payment Schedule.
8.3 Claims Upon Escrow Fund; Offset of Claims. Upon receipt by the Stockholders’ Agent of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”) on or before the applicable release date of an Applicable Escrow Amount or an Applicable Milestone Payment stating that Damages exist with respect to the indemnification obligations of the Target Stockholders set forth in Section 8.2(a), and specifying the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Acquiror shall, subject to the provisions of this Section 8, be entitled to (x) withhold payment of all or a portion of the Escrow Fund having a value equal to such Damages and/or (y) withhold and offset against any Applicable Milestone Payments in accordance with Section 8.10.

8.4 Objections to Claims.
(i) For a period of thirty (30) days from and after delivery of any Officer’s Certificate to the Stockholders’ Agent, Acquiror shall take no action regarding the portion of the Escrow Fund hereof and/or the Offset equal to the amount of Damages set forth in the Officer’s Certificate unless Acquiror shall have received written authorization from the Stockholders’ Agent to retain the applicable portion of the Escrow Fund and/or the Offset. After the expiration of such thirty (30) day period, Acquiror shall retain the applicable portion of the Escrow Fund and/or the Offset in accordance with Section 8.3 hereof and the Target Stockholders shall no longer be entitled to receive such amount hereunder, provided that no such retention may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Acquiror prior to the expiration of such thirty (30) day period.
(ii) In case the Stockholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’ Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and the Stockholders’ Agent. Acquiror shall be entitled to rely on any such memorandum and shall retain the applicable portion of the Escrow Fund and/or the Offset in accordance with the terms thereof and such amount shall no longer be payable to the Target Stockholders.
(b) Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 8.4, either Acquiror or the Stockholders’ Agent may initiate arbitration pursuant to Section 9.6. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8 hereof, the parties shall be entitled to act in accordance with such decision and Acquiror shall be entitled to retain the applicable portion of the Escrow Fund and/or the Offset in accordance therewith and such amount shall no longer be payable to the Target Stockholders.
8.5 Stockholders’ Agent.
(a) The Stockholders’ Agent shall be constituted and appointed as agent and attorney-in-fact for and on behalf of the Target Stockholders and shall have full power authority to represent, to give and receive notices and communications, to authorize Acquiror to withhold the applicable portion of the Escrow Fund and/or the Offset in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act on such Target Stockholders behalf with respect to the matters set forth in Section 2 hereof, in accordance with the terms and provisions of Section 2, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in Section 2 and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the interpretation of this Agreement and accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Funds from time to time upon not less than 10 days’ prior written notice to Acquiror. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Target Stockholders.

(b) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholder’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target Stockholders shall severally indemnify and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.
(c) The Stockholders’ Agent shall have reasonable access to information about Target, Acquiror and the Target Product, whether in the possession of Acquiror or Target, and the reasonable assistance of Target’s and Acquiror’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
(d) Acquiror acknowledges that the Stockholders’ Agent may have a conflict of interest with respect to its duties as Stockholders’ Agent, and in such regard the Stockholders’ Agent has informed Acquiror that it will act in the best interests of the Target Stockholders.
(e) Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Target Stockholders for whom the Merger Consideration otherwise payable to them is set aside and held by Acquiror as part of the Escrow Fund and shall be final, binding and conclusive upon each such Target Stockholder, and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Target Stockholder. The Acquiror is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.
8.6 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund and/or the Offset, Acquiror shall notify the Stockholders’ Agent of such claim, and the Stockholders’ Agent shall be entitled, at its expense, to participate in any defense of such claim with the consent of Acquiror which shall not be unreasonably withheld. Acquiror shall have the right in its reasonable discretion to settle any such claim. In the event that the Stockholders’ Agent has consented to any such settlement, the Stockholders’ Agent shall have no power or authority to object under Section 8.4 or any other provision of this Section 8 to the amount of any claim by Acquiror against the Escrow Fund and/or the Offset for indemnity with respect to such settlement.
8.7 Tax Effect of Indemnification Withholdings. All amounts retained by Acquiror from the Escrow Fund and/or the Offset pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate Merger Consideration.
8.8 Survival of Indemnification Claims. The indemnification obligations set forth in this Article VIII shall survive the Closing.

8.9 Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the Target and/or Target Stockholders contained in or made pursuant to this Agreement shall not be affected by any investigation by or on behalf of Acquiror conducted with respect to, or any Knowledge acquired (or capable of being acquired) by or on behalf of Acquiror at anytime, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Acquiror to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation, except where such item is readily apparent from the text of such disclosure as set forth on the Target Disclosure Schedule.
8.10 Right of Offset. Notwithstanding anything set forth in Article VIII, any claims arising as a result of Target’s breach of any representation or warranty contained in, or breach or nonfulfillment of any covenant or agreement made by Target in or pursuant, to this Agreement or any of the other Transaction Documents, and for any indemnifiable Damages pursuant to Section 8.2 to which the Acquiror Indemnified Person may be entitled hereunder, Acquiror shall have the right to withhold and offset up to one hundred percent (100%) of any Applicable Milestone Payments that have not yet been paid (the “Offset”). In the event of an election by Acquiror to exercise any right to offset under this Section 8.10, Acquiror shall deliver an Officer’s Certificate to Stockholders’ Agent specifying the right of Offset is being exercised and the amount thereof in accordance with the procedures set forth in Section 8.3. The Target Stockholders’ Agent shall have the ability to dispute such action pursuant to Section 8.4. Acquiror shall not have any obligation to first proceed against the Escrow Fund.
8.11 Tax Indemnification. In addition to the indemnification obligations set forth in Section 8.2 above, the Target Stockholders shall severally indemnify the Acquiror Indemnified Persons and hold them harmless from and against any Damages resulting from or arising out of (a) all Taxes (or the non-payment thereof) of the Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor Target) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person (other than the Target) imposed on the Target as a transferee or successor, by contract or pursuant to any applicable law, which Taxes relate to an event or transaction occurring before the Closing. Target Stockholders shall reimburse Acquiror for any Taxes that are the responsibility of Target Stockholders within fifteen (15) business days after payment of such Taxes by Acquiror or the Target. The Limitation, Escrow Cap and Offset shall not apply with respect to any Damages arising from the matters set forth in this Section 8.11, except that in no event shall any Target Stockholders be responsible for more than its pro rata share of any Taxes due as a result of this Section 8.11 or otherwise. The tax indemnification provided under this Section 8.11 shall survive until the date that is sixty (60) calendar days following the expiration of the applicable statute of limitations (and thereafter until resolved if a claim in respect thereto has been made prior to such date) with respect to such matters.

8.12 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Target for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
ARTICLE IX
GENERAL
9.1 Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one Business Day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) when sent via facsimile or electronic mail with confirmation of receipt, or (d) three Business Days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):
(a) If to Acquiror or Merger Sub:

ADVENTRX Pharmaceuticals, Inc.
12390 El Camino Real, Suite 150
San Diego, CA 92130
Attention: President
Tel: (858) 552-0866
Fax: (858) 552-0876

With a simultaneous copy to:

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
Attention: Michael S. Kagnoff
Tel: (858) 638-6722
Fax: (858) 638-5122
(b) If to Target:

SynthRx, Inc.
4606 Willow Street
Bellaire, Texas 77401
Attention: Robert L. Hunter
Tel: (713) 500-5301
Fax: (713) 500-0732

and

Stockholders’ Agent

R. Martin Emanuele, Ph.D.
4406 Maroon Circle
Broomfield, Colorado 80023
Tel: (858) 472-9350
Email: martyemanuele@gmail.com

With a simultaneous copy to:

Foley & Lardner LLP
3579 Valley Centre Drive, Suite 300
San Diego, California 92130
Attention: Richard A. Kaufman
Tel: (858) 847-6825
Fax: (858) 792-6773
9.2 Severability; Parties in Interest. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.
9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Laws or otherwise) without the prior written consent of any other Party except that Acquiror shall be permitted to assign its rights, interests and obligations to an Affiliate of Acquiror or in connection with a Change of Control without obtaining any consent from any other Party; provided that Acquiror shall remain liable for all such obligations hereunder. Any purported assignment, unless so consented to or permitted as provided herein, shall be void and without effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.
9.4 Incorporation of Exhibits. All exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.
9.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF CALIFORNIA. EXCEPT WITH RESPECT TO THE DISPUTE RESOLUTION MECHANISMS SET FORTH IN SECTION 9.6, THE PARTIES AGREE THAT THE COURTS WITHIN THE STATE OF CALIFORNIA (LOCATED WITHIN SAN DIEGO COUNTY) WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES

HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.
9.6 Arbitration. Subject to the rights of the Parties to seek injunctive relief, the Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement or the other Transaction Documents that are not resolved by their mutual agreement shall be submitted to final and binding arbitration in San Diego, California, before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Any Party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other Party(ies). Within fifteen (15) days after such written demand is sent, Acquiror (on the one hand) and the Stockholders’ Agent (on the other hand) shall each select one arbitrator from JAMS, and the two (2) arbitrators so selected shall select a third arbitrator from JAMS. The arbitration will be conducted in accordance with the provisions of JAMS’ Commercial Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The Parties will cooperate with JAMS in scheduling the arbitration proceedings. The Parties covenant that they will participate in the arbitration in good faith. The non-prevailing party shall pay the costs of the arbitrators, but otherwise the Parties will pay their own costs. If there is no determination by the arbitrators of a prevailing party, the Acquiror shall bear one-half of the costs of the arbitrators and the Target Shareholders who are Parties to the arbitration shall bear the other one-half of the costs of the arbitrators. The provisions of this paragraph may be enforced by any court of competent jurisdiction. The arbitration panel shall be authorized to determine which party to the arbitration is the prevailing party and which party is the non-prevailing party. In the event that the arbitrators determine that Acquiror improperly withheld Acquiror Common Stock or some or all of a Dollar Equivalent or improperly made an Offset, the Target Shareholders shall be entitled to interest on such withheld or Offset Acquiror Common Stock or Dollar Equivalent from the time of improper withholding or Offset until final payment thereof calculated at the prime rate of interest charged by money center banks in effect on the date of withholding or Offset as reported in The Wall Street Journal plus three percent (3%), with the value of withheld or Offset Acquiror Common Stock taken at the last sale price on the day of such withholding or Offset.
9.7 Attorneys’ Fees. In the event of the bringing of any action by any Party hereto against any other Party arising out of this Agreement or the other Transaction Documents, the Party who is determined to be the prevailing party shall be entitled to recover from the other Party the reasonable costs and expenses of bringing such action, including reasonable attorneys’ fees.
9.8 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

9.9 Counterparts; Facsimiles. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
9.10 Specific Enforcement. The Parties acknowledge and agree that a Party would be irreparably harmed and such Party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the other Parties hereto in accordance with their specific terms or were otherwise breached. Accordingly, each Party agrees that the other Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and/or the other Transaction Documents and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which a Party is entitled at law or in equity.
9.11 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the other Transaction Documents contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, written or oral, with respect thereto.
9.12 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by each of the Parties. The provisions hereof may be waived only in writing signed by each of the Parties. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.
[Signatures appear on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their respective duly authorized representatives as of the date first above written.

ADVENTRX PHARMACEUTICALS, INC.

By:	/s/ Patrick Keran
Name:	Patrick Keran
Title:	President

SRX ACQUISITION CORPORATION

By:	/s/ Patrick Keran
Name:	Patrick Keran
Title:	President

SYNTHRX, INC.

By:	/s/ Robert L. Hunter
Name:	Robert L. Hunter
Title:	President & CEO

STOCKHOLDERS’ AGENT
/s/ Martin Emanuele
Martin Emanuele

EXHIBIT A
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is made as of [_________ __], 2011, by and among ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (“Acquiror”), SynthRx, Inc., a Delaware corporation (“Target”), Martin Emanuele, a principal stockholder of Target (the “Stockholders’ Agent”), and U.S. Bank, National Association (the “Escrow Agent”). Capitalized terms that are not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
A. Pursuant to that certain Agreement and Plan of Merger dated as of [____________ ___], 2011 (the “Merger Agreement”), by and among Acquiror, SRX Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), Target, and solely with respect to Sections 2 and 8 thereof the Stockholders Agent, Merger Sub will be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation.
B. In accordance with this Agreement and Article VIII of the Merger Agreement, the Acquiror Indemnified Persons shall be entitled to indemnification for Damages, if any, in the manner set forth herein and in Article VIII of the Merger Agreement.
C. In accordance with this Agreement and the Merger Agreement, the parties desire to establish an escrow to provide security for the indemnification obligations of Target and to provide a mechanism through which the Acquiror Indemnified Persons can recover Damages, if any, for which the Acquiror Indemnified Persons are entitled to indemnification under Article VIII of the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing promises and the mutual obligations herein, the parties agree as follows:
1. Appointment and Agreement of the Escrow Agent. Acquiror, Stockholders’ Agent and Target hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.
2. Establishment of Escrow.
(a) At the Effective Time, Acquiror shall deliver to the Escrow Agent for deposit into escrow (the “Escrow”) two hundred thousand (200,000) shares of Acquiror Common Stock (the “Initial Escrow Amount”). In addition, in the event of a First Milestone Payment made prior to the first (1st) anniversary of the Closing Date, Acquiror shall deliver to the Escrow Agent for deposit into Escrow the First Milestone Escrow Amount, which shall equal twenty percent (20%) of First Milestone Payment (which (i) in the event of a First Milestone Stock Payment, will be in the form of shares of Acquiror Common Stock (the “Escrowed Shares”); or (ii) in the event of a First Millstone Cash Payment, will be in the form of cash) (the “Milestone Escrow Amount,” and together with the Initial Escrow Amount, the “Escrow Amount”). The Escrow Amount less any amounts paid pursuant to the Merger Agreement or this Agreement shall be referred to as the “Escrow Fund.” Any Acquiror Common Stock deposited in the Escrow Fund shall be valued at the Fair Market Value of Acquiror Common Stock immediately prior to the date a notice of claim for indemnification is delivered to the Stockholders’ Agent. Any Escrowed Shares shall be registered in the name of U.S. Bank, National Association, as Escrow Agent.

(b) The Escrow Agent agrees to accept the Escrow Fund and to hold and disburse the proceeds from the Escrow Fund, subject to the terms and conditions of this Agreement. By virtue of the approval by the stockholders of Target (the “Target Stockholders”) of the Merger Agreement and the exhibits thereto, the Target Stockholders have, without any further act of any of the Target Stockholders, consented to: (i) the establishment of the Escrow Fund (to secure the indemnification obligations of the Target Stockholders under Article VIII of the Merger Agreement), (ii) the appointment of Stockholders’ Agent as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Target Stockholder with respect to the subject matter of this Agreement, and the taking by the Stockholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (iii) all of the other terms, conditions and limitations set forth in this Agreement.
(c) Any cash distribution, dividends payable in other property or other distributions of any kind with respect to Escrowed Shares held by the Escrow Agent shall be issued directly to the Escrow Agent for deposit into the Escrow Fund. Prior to the Termination Date (defined below), the Target Stockholders may not sell, assign, transfer, pledge or otherwise place any encumbrance on, any Escrowed Shares or any beneficial interest therein. In addition, prior to the Termination Date, no Escrowed Shares or any beneficial interest therein shall be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Target Stockholders.
3. Investment of Funds. Escrow Agent is herein directed and instructed to initially invest and reinvest the Escrow Fund as indicated on Appendix A hereto, as applicable. By execution of this Agreement, the parties hereto acknowledge receipt of prospectuses and/or disclosure materials associated with the investment vehicle, either through means of hard copy or via access to the website associated with the investment selected by the parties to this Agreement. The parties hereto acknowledge that they have discussed Appendix A and are in agreement as to Appendix A. Acquiror and the Stockholders’ Agent may provide instructions changing the investment of the Escrow Fund (subject to applicable minimum investment requirements) by the furnishing of a joint written direction to Escrow Agent (the “Investment Instruction”); provided, however, that no investment or reinvestment may be made except in the following:
(a) direct obligations of the United States of America or obligations the principal of, and the interest on which, are unconditionally guaranteed by the United States of America;
(b) certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;
(c) repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates);
(d) any institutional money market fund offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates; or
(e) U.S. Bank money market deposit account, which is FDIC insured up to the applicable FDIC Limits.
If Escrow Agent has not received an Investment Instruction at any time that an investment decision must be made, Escrow Agent shall invest the Escrow Fund, or such portion thereof as to which no Investment Instruction has been received, as indicated on Appendix A hereto. Each of the foregoing investments shall be made in the name of Escrow Agent. No investment shall be made in any instrument or security that has a maturity of greater than three (3) months. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the parties hereto, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of the Escrow Fund required hereunder. All investment earnings shall become part of the Escrow Fund and investment losses shall be charged against the Escrow Fund. The Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Fund in order to make a payment or disbursement as required hereunder or pursuant to the Merger Agreement. With respect to any of the Escrow Fund received by Escrow Agent after 10:00, a.m., Eastern Time, the Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in San Francisco, California are open for business.

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4. Indemnification; Notice of Claim. The Acquiror Indemnified Persons shall be entitled to, at any time prior to 11:59 p.m. (PST) on the 12-month anniversary of the Closing Date (the “Release Date”), recover the amount of any Damages from the Escrow Fund with respect to a claim for indemnification timely filed in accordance with the terms of this Agreement and Article VIII of the Merger Agreement. Any Acquiror Indemnified Person seeking indemnification for any claim for Damages shall deliver an Officer’s Certificate to the Escrow Agent and the Stockholders’ Agent as set forth in Section 8.3 of the Merger Agreement. The Escrow Agent shall not be responsible for making any assessments of the Officer’s Certificate and shall be entitled to rely conclusively upon its contents. For a period of thirty (30) days after the delivery of any Officer’s Certificate to the Escrow Agent and Stockholders’ Agent, no portion of the Escrow Amount shall be released to Acquiror with respect to the amount of Damages claimed in such Officer’s Certificate unless the Escrow Agent shall have received written notice from the Stockholders’ Agent agreeing to such amount of Damages. After the expiration of such thirty (30) day period, an amount equal to such Damages shall be released by the Escrow Agent from the Escrow Amount to the Acquiror Indemnified Persons in reference to the matters set forth in such Officer’s Certificate, provided, however, that no such amount shall be released at the end of such thirty (30) day period if the Stockholders’ Agent shall have objected as set forth in Section 8.4 of the Merger Agreement.
5. Resolution of Conflicts. If the Stockholders’ Agent disputes a claim in the manner set forth in Section 4 above, then the Stockholders’ Agent and Acquiror shall attempt in good faith to resolve any disputes and shall provide joint written notice of any resolution, as set forth in Section 8.4(b) of the Merger Agreement, and the Escrow Agent shall be entitled to rely on such written notification and shall distribute the Escrow Amount, or any portion thereof, from the Escrow Fund in accordance with such joint written notification. If the matter has not been resolved pursuant to Section 8.4(b) of the Merger Agreement, either Acquiror or the Stockholders’ Agent may initiate formal legal action in accordance with Section 9.6 of the Merger Agreement to resolve such dispute.
6. Distribution of Escrow Fund; Termination of Escrow. Within three (3) Business Days after the Release Date, the Escrow Agent shall cause the Escrowed Shares to be released to the Target Stockholders (pro rata, in accordance with the Closing Payment Schedule) not previously released to an Acquiror Indemnified Person; provided, further, that a portion of the Escrow Amount, which, in the good faith, reasonable judgment of Acquiror, is necessary to satisfy any pending but unresolved or unsatisfied claims specified in any Officer’s Certificate delivered prior to the Release Date with respect to facts and circumstances existing prior to the Release Date, shall be retained by the Escrow Agent until such claims have been resolved (the “Reserved Amount”). Any portion of the Reserved Amount retained after the Release Date shall be released to Acquiror or the Target Stockholders in accordance with the Closing Payment Schedule (as appropriate) by the Escrow Agent promptly upon resolution of each specific claim involved. Notwithstanding anything to the contrary set forth herein, prior to any release of the Escrow Fund, the Escrow Agent shall be entitled to withdraw payment from the Escrow Fund of any portion of Escrow Expenses outstanding as of the date of such release or generated as a result of such release.
7. Term. This Agreement shall terminate upon the distribution by the Escrow Agent of all cash and property held in the Escrow Fund in accordance with this Agreement (the “Termination Date”).

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8. Fees of the Escrow Agent. All fees and costs of the Escrow Agent, including the normal and usual costs of administering the Escrow, as set forth on Appendix B hereto (“Escrow Expenses”), shall be the responsibility of the Acquiror.
9. Liability of the Escrow Agent. In performing any of its duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for gross negligence, bad faith, willful misconduct on its part or any breaches by the Escrow Agent of this Agreement. The Escrow Agent shall not incur any such liability for (a) any act or failure to act made or omitted in good faith, or (b) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement, that the Escrow Agent shall in good faith believe to be genuine; nor will the Escrow Agent be liable or responsible for (x) forgeries, frauds, or impersonations committed by others, or (y) errors made by the Escrow Agent in determining the scope of any agent’s authority. In addition, the Escrow Agent may consult with legal counsel (at its own expense) in connection with its duties under this Agreement and it shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
10. Controversies. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, it may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in the Escrow Fund, except all costs, expenses, charges and reasonable attorneys’ fees incurred by it due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
11. Indemnification of the Escrow Agent. The Escrow Agent shall be indemnified and held harmless, jointly and severally, by Acquiror and the Stockholders’ Agent (on behalf of the Target Stockholders) against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, attorney’s fees, and disbursements that may be imposed on the Escrow Agent or incurred by it in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, unless and except to the extent that such losses, claims, damages, liabilities, or expenses shall be caused by Escrow Agent’s gross negligence, bad faith or willful misconduct.
12. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty (30) calendar days written notice to the other parties or may be removed at any time by Acquiror and the Stockholders’ Agent by delivery to Escrow Agent of written notice executed by both parties at least thirty (30) calendar days prior to the effective date of removal; provided, however, that no such resignation or removal shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Acquiror and the Stockholders’ Agent shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) calendar days after receiving such notice. If such parties fail to agree on a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. Any successor escrow agent shall be a trust company, bank and trust company or national bank with trust powers organized under the laws of the United States or any state thereof and having a capital and surplus of one hundred million dollars ($100,000,000) or more. The successor escrow agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor escrow agent shall, without further acts, be vested with all the estates, property rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The predecessor Escrow Agent then shall be discharged from any further duties and liability (except with respect to acts pursuant to Section 9 hereof that occurred prior to the appointment of a new Escrow Agent) under this Agreement.

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13. Miscellaneous.
13.1 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that Acquiror may assign its rights under this Agreement without Stockholders’ Agent’s consent (a) to any majority-owned (direct or indirect) subsidiary of Acquiror, provided that Acquiror guarantees the obligations of such subsidiary hereunder, (b) to any successor of Acquiror through any merger or consolidation or purchase of all or substantially all of Acquiror’s stock or all or substantially all of Acquiror’s assets, or (c) to any subsidiaries thereof. Any purported assignment, unless so consented to or permitted as provided herein, shall be void and without effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
13.2 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.
13.3 Entire Agreement. This Agreement, the Appendices hereto (including the documents referenced herein, the Merger Agreement and the schedules and exhibits thereto) constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
13.4 Notices. No notice or other communication shall be deemed given unless sent in the manner, and to the persons, specified in this Section 13.4. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon delivery if delivered by hand, (b) one Business Day after dispatch if sent by a nationally recognized overnight courier, and (c) when telecopied, if telecopied (which is confirmed), properly addressed to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given to the other parties in accordance with this Section):

To the Escrow Agent:	U.S. Bank, National Association
One California Street
Suite 1000
San Francisco, California 94111
Attn: Sheila Soares
Fax: (415) 273-4591
Tel: (415) 273-4582

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To Acquiror or Acquiror Indemnitee:	ADVENTRX Pharmaceuticals, Inc. 12390 El Camino Real, Suite 150
San Diego, CA 92130
Attention: President
Fax: [________]
Tel: (858) 552-0866

With a required copy to:	DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
Attention: Michael S. Kagnoff
Tel: (858) 638-6722
Fax: (858) 638-5122

To Stockholders’ Agent:	R. Martin Emanuele, Ph.D.
[_____________]
[_____________]
Fax: [_____________]
Tel: [_____________]

With a required copy to:	Foley & Lardner LLP
3579 Valley Centre Drive, Suite 300
San Diego, California 92130
Attention: Richard A. Kaufman
Tel: (858) 847-6825
Fax: (858) 792-6773
A party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section 13.4.
13.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by Acquiror, Stockholders’ Agent and the Escrow Agent. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.
13.6 Tax Matters. For tax reporting purposes, all interest, dividend or other income related to the investment of the Escrow Fund or the ownership of the Escrowed Shares shall be allocated to the Target Stockholders. The Target Stockholders shall be obligated for all federal, state or local taxes applicable to their ownership of the Escrowed Shares. Prior to the Closing, the Stockholders’ Agent shall provide the Escrow Agent with certified taxpayer identification numbers for each Target Stockholder by furnishing appropriate IRS Forms W-9 or original W-8 (in the case of non-U.S. persons). The parties understand that if such tax reporting documentation is not so provided to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any distribution made from the Escrow Funds and shall remit such withheld taxes to the appropriate taxing authority.

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13.7 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.
13.8 Absence of Third Party Beneficiary Rights. Other than the rights of the parties hereto and the Acquiror Indemnified Persons, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, member or partner of any party hereto or any other person or entity, and all provisions hereof shall be solely between the parties to this Agreement.
13.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of California applicable to persons residing in California, without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.
13.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which together shall constitute one and the same instrument.
13.11 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.
[Remainder of Page Intentionally left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ACQUIROR:

ADVENTRX PHARMACEUTICALS, INC.

By:

Name:
Title:

TARGET:

SYNTHRX, INC.

By:

Name:
Title:

ESCROW AGENT:

U.S. Bank, National Association

By:

Name:
Title:

STOCKHOLDERS’ AGENT

Martin Emanuele
[Signature Page to Escrow Agreement]

EXHIBIT B
(Incorporated by reference to Exhibit 10.1 to this 8-K Current Report)

EXHIBIT C
CERTIFICATE OF MERGER
MERGING
[TARGET ACQUISITION CORP.]
(A DELAWARE CORPORATION)
WITH AND INTO
SYNTHRX, INC.
(a Delaware corporation)
Pursuant to Section 251 of the
General Corporation Law of the State of Delaware
The undersigned corporation, SynthRx, Inc., organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation
SynthRx, Inc.	Delaware
[Target Acquisition Corp.]	Delaware
SECOND: That an Agreement and Plan of Merger entered into as of [________ __], 2011, by and among ADVENTRX Pharmaceuticals, Inc., a Delaware corporation, [Target Acquisition Corp.], SynthRx, Inc. and, solely with respect to Sections 2 and 8 thereof, Martin Emanuele, a principal stockholder of SynthRx, Inc, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 228 and Section 251 of the General Corporation Law of the State of Delaware.
THIRD: That SynthRx, Inc., a Delaware corporation, shall be the surviving corporation of the merger which will continue its existence as said surviving corporation under the name “SynthRx, Inc.” upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.
FOURTH: That pursuant to the Agreement and Plan of Merger, the Certificate of Incorporation of the surviving corporation is amended in its entirety to read as set forth on Exhibit A hereto.
FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is [________________________].

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.
SEVENTH: That this Certificate of Merger shall be effective immediately upon its filing with the Secretary of State of the State of Delaware.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed and subscribed to this Certificate of Merger on behalf of SynthRx, Inc. as its authorized officer and hereby affirms, under penalties of perjury, that this Certificate of Merger is the act and deed of such corporation and that the facts stated herein are true.
Dated: [____________ __], 2011

SynthRx, Inc.
a Delaware corporation

By:

[___________________________]
[___________________________]

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SYNTHRX, INC.
FIRST: The name of the corporation is:
SynthRx, Inc.
SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is One Thousand (1,000).
FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors of the corporation (the “Board of Directors”). In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.
SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws.
SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

EIGHTH: To the fullest extent permitted by applicable law, the corporation shall provide indemnification of (and advancement of expenses to) agents of the corporation (and any other persons to which the General Corporation Law of the State of Delaware permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders and others.
Any amendment, repeal or other modification of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection of any director, officer, agent or other person existing at the time of, or increase the liability of any director, officer or agent of the corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

EXHIBIT D
STOCK POWER AND ASSIGNMENT
SEPARATE FROM CERTIFICATE
FOR VALUE RECEIVED and pursuant to that certain Agreement and Plan of Merger by and among Adventrx Pharmaceuticals, Inc., [Target Acquisition Corp.], Synthrx, Inc. and Martin Emanuele, as Stockholders’ Agent dated as of  ________, 2011 (the “Merger Agreement”), the undersigned hereby sells, assigns and transfers unto  __________________________,  _____________ (________) shares of Common Stock of Adventrx Pharmaceuticals, Inc., a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by certificate number  _____________ delivered herewith, and does hereby irrevocably constitute and appoint  ____________________ as attorney-in-fact, with full power of substitution, to transfer said stock on the books of said corporation.

Dated:

(Signature)

(Print Name)

(Spouse’s Signature, if any)

(Print Name)
This Assignment Separate From Certificate was executed in conjunction with the terms of the Merger Agreement.
Instruction: Please do not fill in any blanks other than the signature and name lines.

EXHIBIT E
JOINT ESCROW INSTRUCTIONS
Adventrx Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Attn: Corporate Secretary
Dear Secretary:
As escrow agent for the undersigned stockholders (each a “Stockholder”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Agreement and Plan of Merger by and among Adventrx Pharmaceuticals, Inc., [Target Acquisition Corp.], Synthrx, Inc. and Martin Emanuele, as Stockholders’ Agent dated as of  _____, 2011 (the “Agreement”), to which a copy of these Joint Escrow Instructions is attached, in accordance with the following instructions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.
1. In the event that Adventrx Pharmaceuticals, Inc. and/or any assignee of Adventrx Pharmaceuticals, Inc. (referred to collectively for convenience herein as the “Company”) exercises the repurchase option set forth in Section 2.7 of the Agreement, the Company shall give to each Stockholder a written notice specifying the number of Subject to Vesting Shares to be repurchased from such Stockholder, the purchase price, and the time for a closing hereunder at the principal office of the Company. The Company and each Stockholder hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.
2. At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of Subject to Vesting Shares being transferred, and (c) to deliver same, together with the certificate evidencing the Subject to Vesting Shares to be transferred, to the Company against the simultaneous delivery to you of the purchase price (by check or such other form of consideration mutually agreed to by the parties) for the number of Subject to Vesting Shares being purchased pursuant to the exercise of the repurchase option.
3. Each Stockholder irrevocably authorizes the Company to deposit with you any certificates evidencing the Subject to Vesting Shares to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. Each Stockholder does hereby irrevocably constitute and appoint you as his or her attorney-in-fact and agent for the term of this escrow to execute with respect to such Subject to Vesting Shares all documents necessary or appropriate to make such Subject to Vesting Shares negotiable and to complete any transaction herein contemplated. Subject to the provisions of this paragraph 3 and the Voting Agreement, each Stockholder shall exercise all rights and privileges of a stockholder of the Company while the Subject to Vesting Shares are held by you.
4. As soon as reasonably practicable following achievement of the First Milestone by the Company, upon the written direction of the Company, you will deliver to each Stockholder a certificate or certificates representing the applicable number of Subject to Vesting Shares.

5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to a Stockholder, you shall deliver all of same to such Stockholder and shall be discharged of all further obligations hereunder.
6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.
7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as escrow agent or as attorney-in-fact for any Stockholder while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.
8. The Company and each Stockholder hereby jointly and severally expressly agree to indemnify and hold harmless you and your designees against any and all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense incurred or suffered by you and your designees, directly or indirectly, as a result of any of your actions or omissions or those of your designees while acting in good faith and in the exercise of your judgment under the Agreement, these Joint Escrow Instructions or written instructions from the Company hereunder.
9. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
10. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.
11. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Company shall reimburse you for any such disbursements.
12. This escrow shall terminate at the written direction of the Company at such time as there are no longer any Subject to Vesting Shares subject to the repurchase option. Your responsibilities as escrow agent hereunder also shall terminate if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor escrow agent.

13. If you reasonably require other or further instruments in connection with these Joint escrow instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.
14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.
15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or four days following deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid and return receipt requested, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by written notice to each of the other parties hereto.

COMPANY:	Adventrx Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Attn: Corporate Secretary

STOCKHOLDERS:	[______________________]

ESCROW AGENT:	Adventrx Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Attn: Corporate Secretary
16. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.
17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

Very truly yours,
ADVENTRX PHARMACEUTICALS, INC.
a Delaware corporation

By:
Print name:
Title:

STOCKHOLDERS:

(Signature)

(Signature)

(Signature)

(Signature)
ESCROW AGENT:

Patrick Keran, Corporate Secretary
(Signature page to Joint Escrow Instructions)

EXHIBIT F
[ADVENTRX Letterhead]
[__________ __], 2011
Dr. Robert L. Hunter
[_____________]
[_____________]
Re: Board Observer Rights Agreement with ADVENTRX Pharmaceuticals, Inc. (the “Company”)
Dear Dr. Hunter:
This letter will confirm our agreement that pursuant to and effective as of the closing of the merger (the “Merger”) described in the Agreement and Plan of Merger dated [__________ __, 2011] by and among the Company, [Target Acquisition Corp.], a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), SynthRx, Inc., a Delaware corporation (“SynthRx”) and solely with respect to Sections 2 and 8 thereof, Martin Emanuele, a principal stockholder of SynthRx (the “Merger Agreement”), subject to the limitations set forth below and the potential termination of these rights as described below, you (the “Observer”) shall be entitled to the contractual board observer rights set forth in this letter agreement. Unless otherwise defined herein, all capitalized terms shall have the meaning assigned to them in the Merger Agreement (defined below).
Observer shall be permitted, in a nonvoting capacity, to attend any portion of the meetings of the Company’s board of directors (the “Board”) (including any executive sessions) at which the Target Assets are an intended topic of discussion, and the Company shall in this respect, concurrently with delivery to the Board, deliver Observer copies of all notices, minutes, consents, business plans and other material that the Company provides to its directors related to the Target Assets. Observer shall have the right to participate in discussions of matters brought to the Board relating to the Target Assets. Notwithstanding the foregoing, Observer may be excluded from access to any material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary (i) to preserve or avoid any adverse effect on the attorney-client privilege between the Company and its counsel, (ii) to protect Company trade secrets or other highly confidential proprietary information and (iii) to protect information that could reasonably be expected to involve a conflict of interest between the Company and Observer (along with its affiliates).
Observer agrees to hold in confidence and trust and not disclose, divulge, or use for any purpose (other than in Observer’s role as a stockholder) any confidential information provided to or learned by Observer in connection with the rights under this letter. As a condition to Observer attending meetings and receiving materials pursuant to this letter agreement, Observer may be required to execute a confidentiality agreement in the form agreed upon by the Company and Observer.

ADVENTRX Pharmaceuticals, Inc.
Board Observer Rights Agreement
Page Two
The rights described in this letter agreement shall terminate and be of no further force or effect upon the earliest to occur of the following: (a) four (4) years after the Closing Date; (b) a Change of Control; (c) a sale of all or substantially all of the Target Assets by the Company; (d) obtaining FDA Approval; (e) the Aggregate Expenditure exceeds $15,000,000; and (f) there is a Triggering Event.
This Agreement shall be governed by and construed in accordance with the laws of the State of California. This Agreement may not be amended or modified without the written consent of the Observer and the Company, nor shall any waiver be effective against any such party unless in writing and executed on behalf of such party. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire agreement shall not be affected thereby. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Observer’s rights under this letter are not assignable to any third party, by operation of law or otherwise.

Very truly yours,

ADVENTRX PHARMACEUTICALS, INC.

By:

Name:
Title:

AGREED AND ACCEPTED:

DR. ROBERT L. HUNTER

EXHIBIT G
(Incorporated by reference to Exhibit 10.2 to this 8-K Current Report)

EXHIBIT H
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of [_______], 2011 by and between ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (“Acquiror”), and [______________] (“Holder”).
RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 12, 2011 (the “Merger Agreement”), by and among Acquiror, SRX Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), SynthRx, Inc., a Delaware corporation (“Target”), and solely with respect to Sections 2 and 8 of the Merger Agreement, Martin Emanuele, a principal stockholder of Target, Merger Sub will be merged with and into Target (the “Merger”) on the terms and conditions set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement;
WHEREAS, Holder holds a substantial equity interest in Target, has detailed knowledge of Target’s intellectual property and other confidential and proprietary information of Target and has gained substantial knowledge and expertise in connection with Target’s organization;
WHEREAS, Acquiror and Holder recognize that this Agreement is necessary to protect the goodwill acquired by Acquiror in connection with the Merger and acknowledge that Acquiror’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Merger. Acquiror and Holder also acknowledge that it would be detrimental to Acquiror if the Holder were to compete with Acquiror in any part of the Business (as defined below) in the Business Territory (as defined below) following the Closing Date; and
WHEREAS, this Agreement is a material inducement to Acquiror to enter into the Merger Agreement, and Holder is agreeable to entering into this Agreement with Acquiror on the terms herein set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, it is agreed as follows:
1. During the Restricted Period (as defined below), other than as (i) an employee of Acquiror or one of its Affiliates (if he serves as such an employee) in the execution of employment duties or (ii) a consultant of Acquiror or one of its Affiliates (if he serves as such a consultant) in the execution of consultant duties, Holder will not, personally or through other Persons:
(i) solicit for employment or as a consultant, or induce or attempt to persuade to terminate or significantly reduce his or her employment or consulting relationship with Acquiror or any of its Affiliates, any person employed by Acquiror or any of its Affiliates at the time of such solicitation, inducement or attempt to persuade; or

(ii) solicit or encourage any customer or potential customer of Acquiror or one of its Affiliates to reduce, alter or terminate its relationship with or divert any customer or potential customer of Acquiror or any of its Affiliates away from Acquiror or such Affiliate for the benefit of any Person competing with the Business within the Business Territory.
The term “Restricted Period” shall mean the two (2) year period commencing on the Effective Time of the Merger.
2. During the Restricted Period, other than as (i) an employee of Acquiror or one of its Affiliates (if he serves as such an employee) in the execution of employment duties or (ii) a consultant of Acquiror or one of its Affiliates (if he serves as such a consultant) in the execution of consultant duties, Holder shall not, as an employee, agent, consultant, principal, representative, equity holder, manager, member, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly:
(i) participate in any manner in any person, firm, association, corporation or other entity that competes with, or has been formed to pursue a business that would compete with, the Business within the Business Territory;
(ii) promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in the Business anywhere in the Business Territory; or
(iii) develop any intellectual property related to the Business anywhere in the Business Territory.
The term “Business” shall mean any business that develops, designs, markets, produces, sells, promotes, distributes, provides or is otherwise involved with (i) a formulation suitable for intravenous injection where an active ingredient is a purified form of the non-ionic block co-polymer poloxamer 188 or (ii) any prior, current or proposed product or service of Target. The Term “Business Territory” shall mean worldwide.
3. During the Restricted Period, Holder shall not criticize or disparage Acquiror or any of its Affiliates, or make any statements to, or take any actions with respect to, any Person who is or, to Holder’s knowledge, is reasonably likely to become a customer, supplier, contractor or client of Acquiror or any of its subsidiaries, which are intended to, or reasonably likely to, damage Acquiror’s or its subsidiaries’ relationship with such Persons.

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4. Section 2 notwithstanding, Holder may:
(i) own, directly or indirectly, solely as an investment, up to 2% of any class of “publicly-traded securities,” in which “publicly-traded securities” shall mean securities that are traded on a national securities exchange;
(ii) own, directly or indirectly, solely as an investment, up to 2% of the shares of stock of any privately held corporation; and
(iii) own, directly or indirectly, solely as an investment, up to 1% of any investment fund with respect to which the Holder does not make investment decisions.
For clarification purposes, the parties hereby acknowledge and agree that Holder’s equity holdings in firms, associations, corporations or other entities that do not compete with, and have not been formed to pursue a business that would compete with, the Business within the Business Territory, shall in no way be construed to violate the terms of this Agreement.
5. Each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by law or invalid then such provision or term will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.
6. Holder acknowledges that the goodwill associated with the acquisition of Target is an integral component of the value that is being acquired by Acquiror and is reflected in the consideration payable to the Holder in connection with the Merger. Holder acknowledges that the promises and the restrictions that Holder is providing in this Agreement are reasonable and necessary to protect Acquiror’s business and Acquiror’s legitimate interest in its acquisition of Target pursuant to the Merger Agreement. Holder acknowledges that, in connection with Acquiror’s acquisition of Target, Holder is receiving a substantial benefit for the consummation of the Merger and that such covenants are agreed to in connection with the Merger. Holder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) Acquiror and Target are engaged in a highly competitive industry; (B) Holder has had unique access to the trade secrets and know-how of the Target; and (C) this Agreement provides no more protection than is necessary to protect Acquiror’s interests in acquisition of Target, goodwill, trade secrets and confidential information.
7. Each of the parties acknowledge that breach of any provision of this Agreement will result in irreparable harm and damage to Acquiror, Target or any of their affiliates which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity (including, without limitation, money damages from Holder), Acquiror and its affiliates shall be entitled to seek the remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

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8. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

if to Acquiror, to:
ADVENTRX Pharmaceuticals, Inc.
12390 El Camino Real, Suite 150
San Diego, CA 92130
Attention: President
Fax: (858) 552-0866

with a copy to:

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: Michael Kagnoff
Fax: (858) 638-5122

if to Holder, to:

Fax:

with a copy to:

Attn:
Fax:
9. This Agreement and any dispute arising under or related to this Agreement or the transactions contemplated herein shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard to applicable principles of conflicts of law.
10. This Agreement is the valid and legally binding obligation of the parties hereto, enforceable against each party in accordance with its terms, and shall inure to the benefit of such parties and their respective successors and assigns.

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11. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Such counterparts may be delivered via facsimile. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties by facsimile transmission or otherwise.
12. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between Acquiror and Holder with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by all parties.
13. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
14. Holder represents and warrants that the Holder has carefully read this Agreement; that the Holder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to one another; that the Holder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that the Holder is entering into this Agreement of the Holder’s own free will. The Holder expressly agrees that there are no exceptions contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify the Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

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IN WITNESS WHEREOF, the parties have duly executed this Non-Competition and Non-Solicitation Agreement as of the date first written above.

ADVENTRX Pharmaceuticals, Inc.

By:

Name:
Title:

HOLDER

[___________________]
[Counterpart Signature Page to Non-Competition & Non-Solicitation Agreement]

EXHIBIT I

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